$155,000,000

                        CREDIT AGREEMENT

                  Dated as of January 9, 1997

                             among

                       BROWN GROUP, INC.

                          as Borrower

          certain of its Subsidiaries and Affiliates,

                         as Guarantors

                              and

                   THE LENDERS NAMED THEREIN

                           as Lenders

                              and

            THE BOATMEN'S NATIONAL BANK OF ST. LOUIS

                            as Agent

                              and

              FIRST CHICAGO CAPITAL MARKETS, INC.

                      as Syndication Agent

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .1
   1.1. Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
   1.2 Computation of Time Periods.. . . . . . . . . . . . . . . . . . . 16
   1.3 Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE II  THE FACILITY . . . . . . . . . . . . . . . . . . . . . . . . 16
   2.1. The Facility.. . . . . . . . . . . . . . . . . . . . . . . . . . 16
   2.1.1. Description of Facility. . . . . . . . . . . . . . . . . . . . 16
   2.1.2. Availability of Facility; Required Payments. . . . . . . . . . 16
   2.2. Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . 17
   2.2.1. Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . 17
   2.2.2. Types of Revolving Loans.. . . . . . . . . . . . . . . . . . . 17
   2.2.3. Method of Selecting Types and Interest Periods for New
Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   2.2.4. Conversion and Continuation of Outstanding Revolving
Loans. 18
   2.2.5. Interest.. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   2.3. Letter of Credit Subfacility.. . . . . . . . . . . . . . . . . . 19
   2.3.1. Issuance.. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   2.3.2. Notice and Reports.. . . . . . . . . . . . . . . . . . . . . . 19
   2.3.3. Participation. . . . . . . . . . . . . . . . . . . . . . . . . 19
   2.3.4. Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . 20
   2.3.5. Repayment with Revolving Loans.. . . . . . . . . . . . . . . . 21
   2.3.6. Designation of other Subsidiaries as Account Parties.. . . . . 21
   2.3.7. Renewal, Extension.. . . . . . . . . . . . . . . . . . . . . . 22
   2.3.8. Uniform Customs and Practices. . . . . . . . . . . . . . . . . 22
   2.3.9. Indemnification; Nature of Issuing Lender's Duties.. . . . . . 22
   2.3.10. Responsibility of Issuing Lender. . . . . . . . . . . . . . . 23
   2.3.11 Conflict with LOC Documents. . . . . . . . . . . . . . . . . . 23
   2.4. Fees.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   2.4.1. Agency and Administration Fees.. . . . . . . . . . . . . . . . 23
   2.4.2. Facility Fee.. . . . . . . . . . . . . . . . . . . . . . . . . 23
   2.4.3. Letter of Credit Fees. . . . . . . . . . . . . . . . . . . . . 24
   2.5. General Facility Terms.. . . . . . . . . . . . . . . . . . . . . 24
   2.5.1. Method of Borrowing. . . . . . . . . . . . . . . . . . . . . . 24
   2.5.2. Minimum Amount of Each Revolving Loan. . . . . . . . . . . . . 24
   2.5.3. Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . 25
   2.5.4. Interest Periods.. . . . . . . . . . . . . . . . . . . . . . . 25
   2.5.5. Rate after Maturity. . . . . . . . . . . . . . . . . . . . . . 25
   2.5.6. Interest Payment Dates; Interest and Fee Basis.. . . . . . . . 25
   2.5.7. Method of Payment. . . . . . . . . . . . . . . . . . . . . . . 26
   2.5.8. Notes; Telephonic Notices. . . . . . . . . . . . . . . . . . . 26
   2.5.9. Notification of Loans, Interest Rates and Prepayments. . . . . 26
   2.5.10. Non-Receipt of Funds by the Agent.. . . . . . . . . . . . . . 27
   2.5.11. Cancellation. . . . . . . . . . . . . . . . . . . . . . . . . 27
   2.5.12. Lending Installations.. . . . . . . . . . . . . . . . . . . . 27
   2.5.13. Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
   2.5.14.  Withholding Tax Exemption. . . . . . . . . . . . . . . . . . 28
   2.6.  Extension of Termination Date.. . . . . . . . . . . . . . . . . 28

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

   CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . . . . . . . . . . 29
       3.1. Yield Protection.. . . . . . . . . . . . . . . . . . . . . . 29
       3.2. Changes in Capital Adequacy Regulations. . . . . . . . . . . 29
       3.3. Availability of Types of Loans.. . . . . . . . . . . . . . . 30
       3.4. Funding Indemnification. . . . . . . . . . . . . . . . . . . 30
       3.5. Lender Statements; Survival of Indemnity.. . . . . . . . . . 30
       3.6 Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . 31
       3.7 Sharing of Payments.. . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . 32
       4.1. Initial Extension of Credit. . . . . . . . . . . . . . . . . 32
       4.2. Each Extension of Credit.. . . . . . . . . . . . . . . . . . 33
ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . 33
       5.1. Corporate Existence and Standing.. . . . . . . . . . . . . . 33
       5.2. Authorization and Validity.. . . . . . . . . . . . . . . . . 34
       5.3. No Conflict; Government Consent. . . . . . . . . . . . . . . 34
       5.4. Financial Condition. . . . . . . . . . . . . . . . . . . . . 34
       5.5. Material Adverse Change. . . . . . . . . . . . . . . . . . . 34
       5.6. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       5.7. Litigation and Contingent Obligations. . . . . . . . . . . . 35
       5.8. Subsidiaries.. . . . . . . . . . . . . . . . . . . . . . . . 35
       5.9. ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       5.l0. Accuracy of Information.. . . . . . . . . . . . . . . . . . 36
       5.11. Governmental Regulations. . . . . . . . . . . . . . . . . . 36
       5.12. Material Agreements.. . . . . . . . . . . . . . . . . . . . 37
       5.13. Compliance With Laws. . . . . . . . . . . . . . . . . . . . 37
       5.14. Ownership of Properties.. . . . . . . . . . . . . . . . . . 38
       5.15. Intellectual Property.. . . . . . . . . . . . . . . . . . . 38

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       6.1. Financial Reporting. . . . . . . . . . . . . . . . . . . . . 38
       6.2 Certificates; Other Information.. . . . . . . . . . . . . . . 39
       6.3 Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       6.4. Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . 41
       6.5. Conduct of Business. . . . . . . . . . . . . . . . . . . . . 41
       6.6. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       6.8. Compliance with Laws.. . . . . . . . . . . . . . . . . . . . 42
       6.9. Maintenance of Properties. . . . . . . . . . . . . . . . . . 42
       6.10. Inspection. . . . . . . . . . . . . . . . . . . . . . . . . 42
       6.11. Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . 42
       6.12. Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       6.13. Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . 44
       6.14. Investments and Acquisitions. . . . . . . . . . . . . . . . 44
       6.15. Liens.. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
       6.16. Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . 46
       6.17. Consolidated Leverage Ratio.. . . . . . . . . . . . . . . . 46
       6.18. Capital Expenditures. . . . . . . . . . . . . . . . . . . . 46
       6.19. Consolidated Tangible Net Worth.. . . . . . . . . . . . . . 47
       6.20. Consolidated Fixed Charge Coverage. . . . . . . . . . . . . 47
       6.21. Investments and Loans.. . . . . . . . . . . . . . . . . . . 47
       6.22. Fiscal Year.. . . . . . . . . . . . . . . . . . . . . . . . 47
       6.23. Additional Credit Parties.. . . . . . . . . . . . . . . . . 47
       6.24. Restricted Payments.. . . . . . . . . . . . . . . . . . . . 48

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

   DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       7.1. Representations. . . . . . . . . . . . . . . . . . . . . . . 48
       7.2. Nonpayment.. . . . . . . . . . . . . . . . . . . . . . . . . 48
       7.3. Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . 48
       7.4. Other Covenants. . . . . . . . . . . . . . . . . . . . . . . 48
       7.5. Cross-Default. . . . . . . . . . . . . . . . . . . . . . . . 49
       7.6. Bankruptcy.. . . . . . . . . . . . . . . . . . . . . . . . . 49
       7.7. Receivership.. . . . . . . . . . . . . . . . . . . . . . . . 49
       7.8. Condemnation.. . . . . . . . . . . . . . . . . . . . . . . . 49
       7.9. Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . 49
       7.10. Defined Benefit Pension Plans.. . . . . . . . . . . . . . . 50
       7.11. Multiemployer Plans.. . . . . . . . . . . . . . . . . . . . 50
       7.12. Other Multiemployer Plans.. . . . . . . . . . . . . . . . . 50
       7.13. Environmental.. . . . . . . . . . . . . . . . . . . . . . . 50
       7.14. Change of Control.. . . . . . . . . . . . . . . . . . . . . 50
       7.15. Rate Hedging Obligations. . . . . . . . . . . . . . . . . . 50
       7.16 Guaranties.. . . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

   ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES. . . . . . . . . . . . 51
       8.1. Acceleration.. . . . . . . . . . . . . . . . . . . . . . . . 51
       8.2. Amendments.. . . . . . . . . . . . . . . . . . . . . . . . . 51
       8.3. Preservation of Rights.. . . . . . . . . . . . . . . . . . . 52

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 52
       9.1. Survival of Representations. . . . . . . . . . . . . . . . . 52
       9.2. Governmental Regulation. . . . . . . . . . . . . . . . . . . 52
       9.3. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
       9.4. Headings.. . . . . . . . . . . . . . . . . . . . . . . . . . 53
       9.5. Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . 53
       9.6. Several Obligations; Benefits of this Agreement. . . . . . . 53
       9.7. Expenses; Indemnification. . . . . . . . . . . . . . . . . . 53
       9.8. Numbers of Documents.. . . . . . . . . . . . . . . . . . . . 54
       9.9. Accounting.. . . . . . . . . . . . . . . . . . . . . . . . . 54
       9.10. Severability of Provisions. . . . . . . . . . . . . . . . . 54
       9.11. Nonliability of Lenders.. . . . . . . . . . . . . . . . . . 54
       9.12. CHOICE OF LAW.. . . . . . . . . . . . . . . . . . . . . . . 54
       9.13. CONSENT TO JURISDICTION.. . . . . . . . . . . . . . . . . . 54
       9.14. WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . 55
       9.15. Confidentiality.. . . . . . . . . . . . . . . . . . . . . . 55

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

   THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       10.1. Appointment.. . . . . . . . . . . . . . . . . . . . . . . . 55
       10.2. Powers. . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       10.3. General Immunity. . . . . . . . . . . . . . . . . . . . . . 55
       10.4. No Responsibility for Loans, Recitals, etc. . . . . . . . . 56
       10.5. Action on Instructions of Lenders.. . . . . . . . . . . . . 56
       10.6. Employment of Agents and Counsel. . . . . . . . . . . . . . 56
       10.7. Reliance on Documents; Counsel. . . . . . . . . . . . . . . 56
       10.8. Agent's Reimbursement and Indemnification.. . . . . . . . . 57
       10.9. Rights as a Lender. . . . . . . . . . . . . . . . . . . . . 57
       10.l0. Lender Credit Decision.. . . . . . . . . . . . . . . . . . 57
       10.11. Successor Agent. . . . . . . . . . . . . . . . . . . . . . 57
       10.12. Sharing Agreement. . . . . . . . . . . . . . . . . . . . . 58

ARTICLE XI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

   SETOFF; RATABLE PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . 58
       11.1. Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . 58
       11.2. Ratable Payments. . . . . . . . . . . . . . . . . . . . . . 58

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . . . . . . . . . 59
       12.1. Successors and Assigns. . . . . . . . . . . . . . . . . . . 59
       12.2. Participations. . . . . . . . . . . . . . . . . . . . . . . 59
       12.2.1 Permitted Participants; Effect.. . . . . . . . . . . . . . 59
       12.2.2. Voting Rights.. . . . . . . . . . . . . . . . . . . . . . 59
       12.2.3. Benefit of Setoff.. . . . . . . . . . . . . . . . . . . . 60
       12.3. Assignments.. . . . . . . . . . . . . . . . . . . . . . . . 60
       12.3.1. Permitted Assignments.. . . . . . . . . . . . . . . . . . 60
       12.3.2. Effect; Effective Date. . . . . . . . . . . . . . . . . . 60
       12.4. Dissemination of Information. . . . . . . . . . . . . . . . 61
       12.5. Tax Treatment.. . . . . . . . . . . . . . . . . . . . . . . 61

ARTICLE XIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61

   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
       13.1. Giving Notice.. . . . . . . . . . . . . . . . . . . . . . . 61
       13.2. Change of Address.. . . . . . . . . . . . . . . . . . . . . 61

ARTICLE XIV. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61

   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
       14.1 Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . 61

ARTICLE XV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

   GUARANTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
       15.1. The Guaranty. . . . . . . . . . . . . . . . . . . . . . . . 62
       15.2. Obligations Unconditional.. . . . . . . . . . . . . . . . . 62
       15.3. Reinstatement.. . . . . . . . . . . . . . . . . . . . . . . 63
       15.4. Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . 63
       15.5. Rights of Contribution. . . . . . . . . . . . . . . . . . . 64
       15.6. Continuing Guarantee. . . . . . . . . . . . . . . . . . . . 64

   This Agreement, dated as of January 9, 1997, is among Brown Group, Inc. and certain of its subsidiaries and affiliates identified herein or as may hereafter become a party, the Lenders and The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent. The parties hereto agree as follows:


                           ARTICLE I

DEFINITIONS
-----------

1.1.   Definitions.

   As used in this Agreement:

   "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern, business or all or substantially all of the assets of any firm, corporation or division thereof, or limited liability company, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

  "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder
Agreement.

   "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

  "Agency Services Address" means The Boatmen's National Bank of St. Louis, 901 Main Street, TX1-49-213-05, Dallas, Texas 75283, Attn:
Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

  "Agent" means The Boatmen's National Bank of St. Louis in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

  "Aggregate Commitment" means the aggregate amount of Revolving
Commitments in effect from time to time, being initially ONE
HUNDRED FIFTY-FIVE MILLION DOLLARS ($155,000,000).

   "Agreement" means this Agreement, as it may be amended or modified and in effect from time to time.

  "Alternate Base Rate" means, on any date and with respect to all Floating Rate Loans, a fluctuating rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the higher of (i) the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum and
(ii) the Corporate Base Rate. Changes in the rate of interest based on the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate, provided, however, that the Agent's failure to give any such notice will not affect the Borrower's obligation to pay interest based on the Alternate Base Rate to the Lenders at the then effective Alternate Base Rate.

   "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Floating Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin", (ii) Eurodollar Loans shall be the percentage set forth under the column "Eurodollar Margin and Standby Letter of Credit Fee", (iii) the Standby Letter of Credit Fee shall be the percentage set forth under the column "Eurodollar Margin and Standby Letter of Credit Fee" and (iv) the Facility Fee shall be the percentage set forth under the column "Facility Fee":

                                           Eurodollar
                                             Margin
            Consolidated                       and
   Pricing    Leverage       Base Rate   Standby Letter of   Facility
    Level      Ratio          Margin        Credit Fee         Fee
   -------  ------------     ---------   -----------------   --------
      I         < 35%             0%           .500%           .250%
     II     > 35% but <40%        0%           .750%           .250%
            -
    III     > 40% but <45%        0%          1.000%           .250%
            -
     IV     > 45% but <50%     .125%          1.125%           .375%
            -
      V         > 50%          .375%          1.375%           .375%
                -

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 6.1(i) and (ii) and Section 6.2(ii), as appropriate; provided that:

          (i) the initial Applicable Percentages shall be based on Pricing Level V and shall remain in effect at such Pricing Level until the first Rate Determination Date to occur after delivery of annual audited financial statements for the fiscal year ended February 1 1997, and

          (ii) in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agency Services Address by the date required by Sections 6.1(i) and (ii) and Section 6.2(ii), as appropriate, the Applicable Percentages shall be based on Pricing Level V until such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

  "Article" means an article of this Agreement unless another document is specifically referenced.

  "Attributed Principal Amount" means, on any day, with respect to any Securitization Transaction entered into by the Borrower or any of its Subsidiaries, the aggregate amount (with respect to any such transaction, the "Invested Amount") paid to, or borrowed by, such Person as of such date under such Securitization Transaction, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Securitization Transaction.

  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the
United States Code, as amended, modified, succeeded or replaced from time to time.

  "Boatmen's" means The Boatmen's National Bank of St. Louis, and its successors.

  "Borrower" means Brown Group, Inc., a New York corporation, and its permitted successors and assigns.

  "Borrowing Base" means, at any time, an amount equal to the sum of eighty percent (80%) of Eligible Receivables plus forty percent (40%) of Eligible Inventory.

  "Borrowing Date" means a date on which an Extension of Credit is made hereunder.

  "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day other than Saturday or Sunday on which banks are open for business in Dallas, Texas, and New York City, New York and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Dallas, Texas and New York City, New York.

  "Capital Expenditures" means all expenditures which in accordance with GAAP would be classified as capital expenditures.

  "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

  "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

  "Change in Control" means, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

  "Closing Date" means the date of this Agreement.

  "Code" means, the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

  "Commitment" means the Revolving Commitment and the LOC
Commitment.

  "Commitment Percentage" means the Revolving Commitment
Percentage.

  "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

  "Condemnation" is defined in Section 7.8.

  "Consolidated Adjusted EBITDAR" means for any period for the Borrower and its Subsidiaries, the sum of Consolidated EBITDA plus rent expense, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

  "Consolidated Capitalization" means, at any date of determination, the sum of (i) Consolidated Net Worth plus (ii)
Consolidated Funded Debt.

  "Consolidated EBITDA" means for any period for the Borrower and its Subsidiaries, the sum of Consolidated Net Income plus Consolidated Interest Expense plus all provisions for any Federal, state or other domestic and foreign income taxes plus depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

  "Consolidated Fixed Charges" means for any period for the Borrower and its Subsidiaries, the sum of Consolidated Interest Expense plus rent expense, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

  "Consolidated Fixed Charge Coverage Ratio" means the ratio of
Consolidated Adjusted EBITDAR to Consolidated Fixed Charges.

  "Consolidated Funded Debt" means Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

  "Consolidated Intangible Assets" means, for the Borrower and its Subsidiaries on a consolidated basis, the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months of acquisition) subsequent to the Closing Date in the book value of any asset owned by the Borrower or a Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses and net pension assets recognized on the Borrower's consolidated balance sheet), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other items treated as intangibles under GAAP.

  "Consolidated Interest Expense" means for any period for the Borrower and its Subsidiaries, all interest expense, including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP applied on a consolidated basis. Except as expressly provided otherwise, the applicable period shall be for the four consecutive quarters ending as of the date of determination.

  "Consolidated Leverage Ratio" means, as of any day, the ratio of Consolidated Funded Debt to Consolidated Capitalization.

  "Consolidated Net Income" means for any period , the net income of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding for purposes of determining the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses, and any non-recurring non-cash gains and losses, and any taxes on such excluded gains and losses and any tax deductions or credits on account of any such excluded gains and losses.

  "Consolidated Net Worth" means total stockholders' equity for the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

  "Consolidated Tangible Net Worth" means total stockholders' equity minus Consolidated Intangible Assets, in each case for the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP applied on a consistent basis.

  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

  "Conversion/Continuation Notice" is defined in Section
2.2.4.

  "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by the Agent from time to time, changing when and as said corporate base rate changes.

  "Credit Party" means each of the Borrower and the Guarantors.

  "Default" means an event described in Article VII.

  "Defaulting Lender" means, at any time, any Lender that at such time, (i) has failed to make an Extension of Credit required pursuant to the terms of this Agreement, (ii) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or any other of the Loan Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

  "Domestic Credit Party" means any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

  "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

  "Eligible Inventory" means, as of the date of determination, the gross dollar value (valued at the lower of cost (on a FIFO basis) or fair market value) of all inventory of the Borrower and its Subsidiaries less required reserves determined in accordance with GAAP applied on a consistent basis, but excluding in any event (i) inventory subject to a Lien other than Liens permitted in accordance with Section 6.15(i), (ii), and (vi) [less and except an amount equal to letter of credit obligations outside of this Credit Agreement secured by inventory] and (vii), (ii) inventory which fails to meet standards for sale or use imposed by Governmental Authorities; and (iii) inventory which is not useable or saleable at prices approximating their cost (after taking into account, without duplication, the amount of any reserves for obsolescence, unsaleability or decline in value).

  "Eligible Receivables" means, at any time, the aggregate book value of all Receivables, owned by or owing to the Borrower and its Subsidiaries, but excluding in any event (i) Receivables subject to a Lien to any Person other than the Lenders to secure Obligations hereunder, (ii) Receivables which are outstanding more than 90 days from the due date of the original invoice, (iii) Receivables evidenced by notes, chattel paper or other instruments, (iv) all Receivables of each account debtor with respect to which (A) such account debtor is not solvent or is the subject of any bankruptcy or insolvency proceedings of any kind or (B) such account debtor is the United States or any department, agency or instrumentality of the United States, unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute as may be required by Required Lenders with respect thereto, (v) Receivables which are presently subject to counterclaim, dispute or other defense to payment and (vi) Receivables arising out of transactions with Affiliates.

  "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

  "Equity Transaction" means, with respect to the Borrower or any of its Subsidiaries, any issuance of shares of its capital stock or other equity interest; provided that any Equity
Transaction shall not include any such issuance to the Borrower or its Subsidiaries.

  "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time and any rule or regulation issued thereunder.

  "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

  "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under
Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan;
(vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

  "Eurodollar Loan" means any Loan bearing interest at a rate determined by reference to the Eurodollar Base Rate.

  "Eurodollar Base Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:


            Eurodollar Base Rate  =      Interbank Offered Rate
                                         ----------------------
                                      1 - Eurodollar Reserve Percentage


  "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Base Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

  "Extension of Credit" means, as to any Lender, the making of, or participation in, a Loan by such Lender or the issuance or extension of, or participation in, a Letter of Credit.

  "Facility Fee" shall have the meaning given such term in
Section 2.4.2.

  "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Dallas, Texas time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

  "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate.

  "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

  "Foreign Credit Party" means a Credit Party which is not a Domestic Credit Party.

  "Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

   "Funded Debt" means, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capitalized Leases, (iii) all Guaranty Obligations of such Person with respect to Funded Debt of another Person, (iv) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (v) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the greater of (A) the amount of such Funded Debt as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vi) the outstanding Attributed Principal Amount under any Securitization Transaction, and (vii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

   "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

   "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

   "Guaranteed Obligations" means, as to each Guarantor, without duplication, (i) all obligations of the Borrower to the Lenders and the Agent , whenever arising, under this Agreement , the Notes or the Loan Documents relating to the Obligations hereunder, and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement relating to Loans or Obligations hereunder.

  "Guarantor" means the Borrower and each of those other Persons identified as a "Guarantor" on the signature pages hereto, and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

  "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person,
(iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

  "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange agreement between the Borrower and any Lender, or any Affiliate of a Lender.

  "Indebtedness" of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capitalized Leases, (ix) the net liabilities in respect of Rate Hedging Obligations having a term in excess of one year from the date of the creation thereof, to the extent that the aggregate amount of such net liabilities exceeds $5,000,000, (x) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (xii) the outstanding Attributed Principal Amount under any Securitization Financing and (xiii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

  "Interbank Offered Rate" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate of interest, determined by the Agent on the basis of the offered rates for deposits in dollars for a period of time corresponding to such Interest Period (and commencing on the first day of such Interest Period), appearing on Telerate Page 3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters Screen LIBO Page) as of approximately 11:00 A.M. (London time) two (2) Business Days before the first day of such Interest Period. As used herein, "Telerate Page 3750" means the display designated as page 3750 by Dow Jones Telerate, Inc. (or such other page as may replace such page on that service for the purpose of displaying the British Bankers Association London interbank offered rates) and "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

  "Interest Period" means, with respect to a Eurodollar
Revolving Loan, a period of one, two, three or six months, and if available from all of the Lenders, nine or twelve months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date of commencement one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

  "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, notes receivable and prepaid expenses arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, joint venture interests, notes, debentures or other securities of any other Person made by such Person.

  "Issuing Lender" means The Boatmen's National Bank of St.
Louis and any other Lender as the Borrower may request (and such Lender may agree), and their respective successors and assigns.

  "Issuing Lender's Fees" shall have the meaning given such term in Section 2.4.3(iii).

  "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit G hereto, executed and delivered by a Guarantor after the Closing Date in accordance with the provisions of Section 6.23.

  "Lenders" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

"Lending Installation" means any office, branch, subsidiary or affiliate of any Lender or the Agent.

  "Letter of Credit" means any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.3.

  "Letter of Credit Fee" shall have the meaning given such term in
Section 2.4.3.

  "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

  "Loan" means, with respect to a Lender, such Lender's portion, if any, of any Extension of Credit.

  "Loan Documents" means this Agreement, the Notes, the LOC
Documents and the Sharing Agreement, and each Joinder Agreement.

  "LOC Commitment" means the commitment of the Issuing Lender to issue, and to honor payment obligations under, Letters of Credit hereunder and with respect to each other Lender, the commitment of such other Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount as specified in Schedule 2.2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

  "LOC Committed Amount" means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3(a) and, individually, the amount of each Lender's LOC Commitment as specified in Schedule 2.2.1.

  "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

  "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

  "Material Adverse Effect" means a material adverse effect on
(i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Credit Parties, as a group, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

  "Moody's" means Moody's Investors Service, Inc.

  "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

  "Multiple Employer Plan" means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

  "Net Proceeds" means gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received in connection with an Equity Transaction net of (i) reasonable transaction costs, including underwriting discounts and commissions, and (ii) estimated taxes payable in connection therewith.

  "Notice of Assignment" is defined in Section 12.3.2.

  "Notes" means the Revolving Notes; and "Note" means any one of the Notes.

  "Obligations" means, collectively, the Revolving Loans and the LOC Obligations.

  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

  "Participants" is defined in Section 12.2.1.

  "Payment Date" means the first day of each March, June, September, and December.

  "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

  "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

  "Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Agent and the Lenders have received the officer's certificate in accordance with the provisions of Section 6.2(ii). As used herein, "Transaction" means (i) the incurrence of Funded Debt in accordance with the provisions of Section 6.11(vi), and (ii) any corporate merger or consolidation as referred to in
Section 6.12 and any Acquisition referred to in Section 6.14.

  "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

  "Purchasers" is defined in Section 12.3.1.

  "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

  "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale by the Borrower or any of its Subsidiaries of merchandise or services, and monies due thereunder, security in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

  "Receivables Financier" means, in connection with a Securitization Transaction, the Person which provides financing for such transaction whether by purchase, loan or otherwise in respect of Receivables.

  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

  "Regulations U and X" means Regulations U and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

  "Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

  "Required Lenders" means, at any time, Lenders having more than sixty percent (60%) of the Commitments, or if the Commitments have been terminated, Lenders having more than sixty percent (60%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal amount of Obligations (taking into account Participation Interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

  "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

  "Responsible Officer" means the Chief Financial Officer, the
Controller, any Vice President and the Treasurer.

  "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class and (B) dividends and other distributions payable to a Credit Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

  "Revolving Borrowing Notice" shall have the meaning assigned to such term in Section 2.2.3.

  "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Aggregate Commitment as specified in Schedule 2.2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

  "Revolving Commitment Percentage" means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.2.1.

  "Revolving Committed Amount" means, collectively, the aggregate amount of all of the Revolving Commitments as referenced in Section 2.2.1 and, individually, the amount of each Lender's Revolving Commitment as specified in Schedule 2.2.1.

  "Revolving Loans" shall have the meaning assigned to such term in Section 2.2.1.

  "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans in substantially the form attached as
Schedule 2.2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

  "S&P" means Standard & Poors Corporation.

  "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

  "Securitization Transaction" means any financing transaction or series of financing transactions that have been or may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any such Subsidiary may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate, or (ii) any other Person, or may grant a security interest in, any Receivables or interests therein secured by merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of the Borrower or any such Subsidiary, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

  "Sharing Agreement" means such term as defined in Section
10.12.

  "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

  "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, or (iii) any other entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

  "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) in any fiscal year represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as of the date of the most recent annual financial statements delivered in accordance with
Section 6.1(i), or (ii) is responsible for more than (a) 10%, of the consolidated net sales or (b) 10% of the consolidated net income of the Borrower and its Subsidiaries, in each case as reflected in the financial statements referred to in clause (i) above.

  "Termination Date" means the date three (3) years from the Closing Date or such later date as extended, if extended, in accordance with Section 2.6.

  "Transferee" is defined in Section 12.4.

  "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or Eurodollar Loan.

  "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

  "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

  The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

  1.2  Computation of Time Periods.

  For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

  1.3  Accounting Terms.

  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to
Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.4); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.


                           ARTICLE II

THE FACILITY
-------------

  2.1. The Facility.

  2.1.1.  Description of Facility.

  The Lenders grant to the Borrower a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out:

          (i)  each Lender severally agrees to make Revolving
               Loans in U.S. Dollars to the Borrower in accordance with Section 2.2;

          (ii) the Issuing Lender agrees to issue, and the Lenders agree to participate in, Letters of Credit in U.S. Dollars for the account of the Borrower in accordance with Section 2.3; and

     (iii)     in no event may the aggregate amount of
               Obligations outstanding at any time exceed the lesser of (a) the Aggregate Commitment and (b) the Borrowing Base.

  2.1.2.    Availability of Facility; Required Payments.

  Subject to the terms and conditions set forth in this Agreement, the facility is available from each Lender from the date of this Agreement to the Termination Date, and the Borrower may borrow, repay and reborrow from each Lender at any time prior to the Termination Date. The Commitment of each Lender to make Extensions of Credit hereunder shall expire on the Termination Date. All outstanding Loans and all other unpaid Obligations owing to each Lender shall be paid in full by the Borrower on the Termination Date.

  2.2. Revolving Loans.

  2.2.1.    Revolving Loans.

  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the "Revolving Loans") to the Borrower from time to time in the amount of such Lender's Revolving Commitment Percentage of each such Revolving Loan for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the lesser of (A) ONE HUNDRED FIFTY-FIVE MILLION DOLLARS ($155,000,000) (as referenced in Schedule 2.2.1, the "Revolving Committed Amount") or (B) the Borrowing Base, and (ii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed such Lender's Revolving Committed Amount. The Revolving Loans shall be evidenced by the Revolving Notes and shall be repaid as provided by the terms of Section 2.1.2.



  2.2.2.  Types of Revolving Loans.

  The Revolving Loans may be Floating Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.2.3 and 2.2.4. The Borrower will be limited to a maximum number of twenty (20) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

  2.2.3.    Method of Selecting Types and Interest Periods for
New Revolving Loans.

  The Borrower shall select the Type of Loan and, in the case of each Eurodollar Loan, the Interest Period applicable to each Revolving Loan from time to time. The Borrower shall give the Agent irrevocable notice (a "Revolving Borrowing Notice") not later than 11:00 a.m. (Dallas, Texas time) on the Borrowing Date of each Floating Rate Loan, and three Business Days before the Borrowing Date for each Eurodollar Loan. A Revolving Borrowing Notice shall specify:

          (i) the Borrowing Date, which shall be a Business Day, of such Revolving Loan;

          (ii) the aggregate amount of such Revolving Loan;

         (iii) the Type of Revolving Loan selected; and

          (iv) in the case of each Eurodollar Loan, the Interest
               Period applicable thereto (which Interest Period shall not extend beyond the Termination Date).

   If the Borrower shall fail to specify in any such Revolving Borrowing Notice, (A) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (B) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Floating Rate Loan. The Agent shall give notice to each Lender promptly upon receipt of each Revolving Borrowing Notice pursuant to this Section 2.2, the contents thereof and each such Lender's share of any advance in connection therewith.

  2.2.4.    Conversion and Continuation of Outstanding Revolving
            Loans.

  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans. Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Interest Period in accordance with the provisions hereof. Subject to the terms of Section 4.2, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent Interest Period or to convert Revolving Loans into Loans of a different type; provided that (i) except as provided in Section 3.6, Eurodollar Loans may be converted into Floating Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Floating Rate Loans may be converted into Eurodollar Loans, only if no Default or Unmatured Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts provided in Section 2.5.2, and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Conversion/Continuation Notice to the Agent prior to 11:00 a.m. (Dallas, Texas time) on the Business Day thereof, in the case of Floating Rate Loans, and on the third Business Day prior to the date of the requested extension or conversion, in the case of Eurodollar Loans, specifying the date of the proposed extension or conversion, the Loans to be extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each such request shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event that the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Floating Rate Loan at the end of the Interest Period applicable thereto. The Agent will give notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

  2.2.5.    Interest.

  Subject to the provisions of Section 2.5.5,

          (i) Floating Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Floating Rate Loans, such Floating Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

          (ii)  Eurodollar Loans.  During such periods as
     Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Eurodollar Base Rate plus the Applicable Percentage.

          Interest on Revolving Loans shall be payable in arrears as provided in Section 2.5.6.

     2.3.  Letter of Credit Subfacility.

     2.3.1.    Issuance.

     During the period from the Closing Date to but not including the date which is three days prior to the Termination Date, subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, such Letters of Credit as the Borrower may request for its own account or for the account of a Subsidiary as provided herein, in a form acceptable to the Issuing Lender, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not exceed ONE HUNDRED FIFTY-FIVE MILLION DOLLARS ($155,000,000) at any time (the "LOC Committed Amount"), (ii) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the lesser of (A) the Aggregate Commitment or (B) the Borrowing Base, and (iii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed such Lender's Revolving Committed Amount. Letters of Credit issued hereunder shall not have an original expiry date more than one year, in the case of standby letters of credit, or more than 210 days, in the case of commercial letters of credit, from the date of issuance or extension, nor an expiry date, whether as originally issued or by extension, extending beyond the date two Business Days prior to the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day.

     2.3.2.    Notice and Reports.

     Except for those standby Letters of Credit described on
Schedule 2.3.2-1 which shall be issued on the Closing Date, the request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender and the Agent at least three
(3) Business Days prior to the requested date of issuance (or such shorter period as may be agreed by the Issuing Lender. A form of Notice of Request for standby Letter of Credit is attached as
Schedule 2.3.2-2. The Issuing Lender will provide to the Agent at least monthly, and more frequently upon request, a detailed summary report on its Letters of Credit and the activity thereon, in form and substance acceptable to the Agent. In addition, the Issuing Lender will provide to the Agent for dissemination to the Lenders at least quarterly, and more frequently upon request, a detailed summary report on its Letters of Credit and the activity thereon, including, among other things, the Credit Party for whose account the Letter of Credit is issued, the beneficiary, the face amount, and the expiry date. The Issuing Lender will provide copies of the Letters of Credit to the Agent and the Lenders promptly upon request.

     2.3.3.    Participation.

     Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification (or such later date as set forth under subsection 2.3.4) by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection 2.3.4 hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Unmatured Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     2.3.4.    Reimbursement.

     In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. The Borrower will reimburse the Issuing Lender on the date of drawing as provided herein, unless the Borrower shall immediately notify the Issuing Lender and the Agent that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing or the Borrower shall request that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 2.3.5 hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the Issuing Lender may request of the Agent that a Revolving Loan be made in the amount of the unreimbursed drawing, and the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the sum of (i) the Applicable Percentage and (ii) two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Agent of the amount of any unreimbursed drawing and the Agent will give notice to each Lender to promptly pay to the Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Agent if such notice is received at or before 1:00 P.M. (Dallas, Texas time) otherwise such payment shall be made at or before 12:00 Noon (Dallas, Texas time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Agent for the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Unmatured Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawn portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

     2.3.5.    Repayment with Revolving Loans.

     On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Floating Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.2.3 with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 8.1) pro rata based on the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.1) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied,
(iii) whether a Default or an Unmatured Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 8.1)), provided that in the event such payment is not made on the day of drawing (or such later date as specified in subsection 2.3.4), such Lender shall pay in addition to the Issuing Lender interest on the amount of its unfunded
Participation Interest at a rate equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate, and thereafter at the Alternate Base Rate.

     2.3.6.    Designation of other Subsidiaries as Account
               Parties.

     Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3.1. hereof, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

     2.3.7.    Renewal, Extension.

     The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     2.3.8.    Uniform Customs and Practices.

     The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

     2.3.9.    Indemnification; Nature of Issuing Lender's Duties.

          (i)  In addition to its other obligations under this
     Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

          (ii) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.
     The Issuing Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

          (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

          (iv) Nothing in this subsection 2.3.9 is intended to limit the reimbursement obligations of the Borrower contained in subsection 2.3.4 above. The obligations of the Borrower under this subsection 2.3.9 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

          (v) Notwithstanding anything to the contrary contained in this subsection 2.3.9., the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender
     (A) arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

  2.3.10.   Responsibility of Issuing Lender.

  It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 4.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this
Section 2.3 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.3 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

  2.3.11    Conflict with LOC Documents.

  In the event of any conflict between this Agreement and any LOC
Document (including any letter of credit application), this Agreement shall control.

  2.4. Fees.

     2.4.1.    Agency and Administration Fees.

     The Borrower hereby agrees to pay to the Agent for its sole account such agency fees as agreed upon by the Borrower in writing.

     2.4.2.    Facility Fee.

     The Borrower hereby agrees to pay to the Agent for the account of each Lender, ratably in the proportion that such Lender's Commitment bears to the Aggregate Commitment, a per annum facility fee equal to the Applicable Percentage on the average daily amount of the Aggregate Commitment, payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) and on the Termination Date. All accrued facility fees hereunder shall be payable on the effective date of any termination of the obligations of the Lenders to make Extensions of Credit hereunder.

     2.4.3.    Letter of Credit Fees.

           (i) Standby Letter of Credit Fee. In consideration of the LOC Commitment hereunder, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a fee (the "Standby Letter of Credit Fee") equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under standby Letters of Credit from the date of issuance to the date of expiration. The Standby Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the Closing Date.

           (ii) Commercial Letter of Credit Fee. In consideration of the LOC Commitment hereunder, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a fee (the "Commercial Letter of Credit Fee") equal to fifty percent (50%) of the Applicable Percentage for the Standby Letter of Credit Fee on the amount of each drawing under each commercial Letter of Credit. The Commercial Letter of Credit Fee will be payable on each date of drawing under a commercial Letter of Credit.

           (iii) Issuing Lender Fee.  In addition to the
     Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender for its own account without sharing by the other Lenders (a) such fronting and negotiation fees as may be mutually agreed upon by the Issuing Lender and the Borrower from time to time and (b) customary charges of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Lender Fees").

  2.5. General Facility Terms.

  2.5.1.   Method of Borrowing.

  Not later than 1:00 p.m. (Dallas, Texas time) on each Borrowing Date, each Lender shall make available its Loan or Loans, if any, in funds immediately available in Dallas, Texas, to the Agent at its address specified pursuant to Article XIII or at such other location as the Agent shall direct. The Agent shall promptly deposit the funds so received from the Lenders in the Borrower's account at the Agent's main office in Dallas, Texas or as otherwise directed by the Borrower. Notwithstanding the foregoing provisions of this Section 2.5.1, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

  2.5.2.    Minimum Amount of Each Revolving Loan.

  Each Revolving Loan shall be in a minimum aggregate principal amount of $2,000,000, in the case of Eurodollar Loan, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Floating Rate Loans, and integral multiples of $1,000,000 in excess thereof.

  2.5.3.  Prepayments.

          (a) Optional Prepayments. Revolving Loans may be repaid in whole or in part without premium or penalty; provided that (i) Eurodollar Loans may be prepaid only upon three (3) Business Days' prior written notice to the Agent and must be accompanied by payment of any amount so owing under Section 3.4, and (ii) partial prepayments shall be in minimum principal amounts of $2,000,000, in the case of Eurodollar Loans, and $1,000,000, in the case of Floating Rate Loans, and in integral multiples of $1,000,000 in excess thereof.

          (b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of Obligations shall exceed the lesser of the Aggregate Commitment or the Borrowing Base, or
     (ii) the aggregate amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower shall immediately make payment on the Revolving Loans and/or to a cash collateral account in respect of the LOC Obligations and any amount owing under Section 3.4, in an amount sufficient to eliminate the excess of the aggregate principal amount of the Obligations over the Aggregate Commitment or the Borrowing Base.

          (c) Application. Unless otherwise specified by the Borrower, prepayments made hereunder shall be applied first to Floating Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities and then to a cash collateral account to secure the LOC Obligations. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

  2.5.4.    Interest Periods.

  Subject to the provisions of Section 2.5.5, each Loan (other than Floating Rate Loans as to which Interest Periods do not apply) shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the earlier of (i) the last day of such Interest Period or (ii) the date of any earlier prepayment as permitted by Section 2.5.3, at the interest rate determined as applicable from time to time to such Loan.

  2.5.5.    Rate after Maturity.

  Except as provided in the next sentence, any Loan not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Alternate Base Rate plus 2% per annum, payable upon demand. In the case of a Eurodollar Loan the maturity of which is accelerated, such Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period (or until paid if paid prior to the end of such Interest Period), at the higher of the rate otherwise applicable to such Eurodollar Loan for such Interest Period plus 2% per annum or the Alternate Base Rate plus 2% per annum.

  2.5.6.    Interest Payment Dates; Interest and Fee Basis.

  Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. All Interest, Facility Fees and Letter of Credit Fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

  2.5.7.    Method of Payment.

  Subject to the last sentence of Section 2.5.1, all payments of principal, interest, and fees hereunder shall be made by noon (local time) on the date when due in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower and shall be made ratably among all Lenders in the case of fees and payments in respect of Revolving Loans. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge its general operating account from time to time for amounts of principal, interest and commitment fees when and as the same become due hereunder.

  2.5.8.    Notes; Telephonic Notices.

  Each Lender is hereby authorized to record on the schedule attached to each of its Notes, or otherwise record in accordance with its usual practice, the date and amount of each of its Loans of the Type evidenced by such Note; provided, however, that any failure to so record shall not affect the Borrower's obligations under any Loan Document. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Loans, effect selections of Types of Loans, and transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice given by the Borrower, signed by a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error. Neither the Agent nor any Lender shall incur any liability for the Borrower's failure to send written confirmation of any telephone notice, the failure of any such written confirmation to conform to the telephone instructions that the Agent or such Lender received or the failure of the Agent or such Lender to produce such written confirmation at any subsequent time.

  2.5.9.    Notification of Loans, Interest Rates and
            Prepayments.

  The Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Revolving Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder promptly and in any event before the close of business on the same Business Day of receipt thereof (or, in the case of borrowing notices with respect to Floating Rate Loans, within one hour of receipt thereof). The Agent will notify each Lender of the interest rate applicable to each Eurodollar Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate and the Applicable Percentage.

  2.5.10.   Non-Receipt of Funds by the Agent.

  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such scheduled payment, the Agent may assume that such scheduled payment has been made. The Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such scheduled payment to the Agent, the recipient of such scheduled payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day if paid within two (2) Business Days, and thereafter at the Alternate Base Rate, or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

  2.5.11.   Cancellation.

  The Borrower may at any time after the date hereof cancel the Aggregate Commitment, in whole, or in a minimum aggregate amount of $5,000,000 (and in integral multiples of $5,000,000 if in excess thereof) ratably among the Lenders upon at least three Business Days' prior written notice to the Agent, which notice shall specify the amount of such reduction; provided, however, no such notice of cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the outstanding principal amount of Obligations outstanding at the time such cancellation is to take effect. Any notice of cancellation given pursuant to this Section 2.5.11 shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

  2.5.12.   Lending Installations.

  Subject to Section 3.5, each Lender may, by written, telex or telecopy notice to the Agent and the Borrower, book its Loans at any Lending Installation selected by such Lender and may from time to time, change its Lending Installation and for whose account Loan payments are to be made. Each Lender will notify the Agent and the Borrower on or prior to the date of this Agreement of the Lending Installation which it intends to utilize for each type of Loan hereunder.

  2.5.13.   Taxes.

  Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings. Each determination under this Section shall be conclusive and binding absent manifest error. This Section shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

  2.5.14.    Withholding Tax Exemption.

  At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

  2.6.  Extension of Termination Date.

    The Borrower may, within 60 days prior to the first and second anniversary dates of the original Closing Date (each such anniversary date being referred to as an "Anniversary Date"), by notice to the Agent, make written request of the Lenders to extend the Termination Date for an additional period of one year. The Agent will give prompt notice to each of the Lenders of its receipt of any such request for extension of the Termination Date. Each Lender shall make a determination not later than 30 days prior to the then applicable Anniversary Date as to whether or not it will agree to extend the Termination Date as requested; provided, however, that failure by any Lender to make a timely response to the Borrower's request for extension of the Termination Date shall be deemed to constitute a refusal by such Lender to extension of the Termination Date. If, in response to a request for an extension of the Termination Date, one or more Lenders shall refuse (or are deemed to have refused) to agree to the requested extension (the "Disapproving Lenders"), then provided that the requested extension is approved by Lenders holding at least 60% of the Revolving Commitments hereunder (the "Approving Lenders"), the credit facility may be extended and continued at the option of the Borrower at a lower aggregate amount equal to the Revolving Commitments held by the Approving Lenders. In any such case, (i) the Termination Date relating to the Commitments held by the Disapproving Lenders shall remain as then in effect with repayment of Obligations held by such Disapproving Lenders being due on such date and termination of their respective Commitments on such date, (ii) the Termination Date relating to the Commitments held by the Approving Lenders shall be extended by an additional one year period, and (iii) the Borrower may, at its own expense with the assistance of the Agent, make arrangements for another bank or financial institution reasonably acceptable to the Agent to acquire, in whole or in part, the Obligations and Commitments of the Disapproving Lenders. Where any such arrangements are made for another bank or financial institution to acquire the Obligations, fees and other amounts owing hereunder or under the other Credit Documents and Commitments of a Disapproving Lender, or any portion thereof, then upon payment of the Obligations, fees and other amounts owing hereunder or under the other Credit Documents and termination of the Commitments relating thereto, such Disapproving Lender shall promptly transfer and assign, in whole or in part, as requested, without recourse (in accordance with and subject to the provisions of Section 12.1), all or part of its interests, rights and obligations under this Credit Agreement to such bank or financial institution which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority.


                          ARTICLE III

                    CHANGE IN CIRCUMSTANCES

     3.1. Yield Protection.

     If, after the date of this Agreement, the adoption of any law or the application of any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

          (i) with respect to Revolving Loans bearing interest at a Eurodollar Rate, subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal, state or local taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loans or other amounts due it hereunder in respect of such Loans, or

          (ii) with respect to Revolving Loans bearing interest at a Eurodollar Rate, imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Revolving Loans bearing interest at a Eurodollar
               Rate), or

         (iii) with respect to Revolving Loans bearing interest at a Eurodollar Rate, imposes any other condition,

the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining such Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with such Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of such Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

  3.2. Changes in Capital Adequacy Regulations.

  If a Lender reasonably determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender attributable to this Agreement, the Extensions of Credit or its obligation to make Extensions of Credit hereunder is increased as a result of a Change (as hereafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount which such Lender determines is necessary to compensate it for any reduction in the rate of return on capital to an amount below that which such Lender could have achieved but for such Change and is attributable to this Agreement, the Loans or its obligation to make Loans hereunder, provided, however, that the effect of any Change shall be determined based on the effect on such Lender that would be applicable to such Lender if such Lender was maintaining the highest credit quality as determined by the applicable regulatory authorities at the time of such Change. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

  3.3. Availability of Types of Loans.

  If the Required Lenders determine that (i) adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for the Interest Period, (ii) deposits of a type and maturity appropriate to match fund Revolving Loans bearing interest at a Eurodollar Rate are not available or (iii) the interest applicable to a Type of Revolving Loan does not accurately reflect the cost of making or maintaining such Revolving Loan, then the Agent shall suspend the availability of the affected Type of Revolving Loan. If any Lender determines that maintenance of its Eurodollar Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, then such Lender may by notice to the Borrower, through the Agent, require that any of its Eurodollar Loans be promptly converted to a Floating Rate Loan.

  3.4. Funding Indemnification.

  If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not accepted on the date specified by the Borrower for any reason other than default by the Lenders or the Borrower shall fail to make a prepayment on a Eurodollar Loan after giving notice thereof, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan.

  3.5. Lender Statements; Survival of Indemnity.

  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under
Section 3.1 or 3.2 or to avoid the unavailability of a Revolving Loan under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of any other of the Borrower's Obligations and the termination of this Agreement.

  3.6  Illegality.

  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Floating Rate Loan to a Eurodollar Loan shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Floating Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Floating Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.4.

  3.7  Sharing of Payments.

  Each Revolving Loan, payment or prepayment of principal and interest thereon or reimbursement obligations arising from drawings under Letters of Credit, payment of fees which are shared ratably, reductions in Commitments and extensions and conversions of Revolving Loans, shall be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Obligations (taking into account participation interests therein), or if no Obligations are outstanding , their Commitments. The Lenders agree among themselves that , in the event that any Lenders shall obtain payment in respect of any Obligation or other amounts owing to such Lender under this Agreement through exercise of a right of setoff, banker's lien or counterclaim or pursuant to a secured claim under Section 506 of the United States Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation interest in such Obligations or other amounts, and make such other adjustments from time to time, as shall be equitable to the end of all Lenders share such payment in accordance with the respective ratable shares as provided for in this Agreement.

                           ARTICLE IV

                      CONDITIONS PRECEDENT

  4.1. Initial Extension of Credit.

  The Lenders shall not be required to make the initial Extension of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

               (i) Copies of the articles of incorporation of each of the Credit Parties, together with all amendments thereto certified by the Secretary or Assistant Secretary of each of the Credit Parties.

               (ii) Copies, certified by the Secretary or Assistant Secretary of each of the Credit Parties, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

               (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Credit Parties, which shall identify by name and title and bear the signature of the Responsible Officers and the other officers, employees and agents of the Borrower designated by the Responsible Officers authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the respective Credit Party.

               (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

               (v) A written opinion of the Borrower's general counsel, addressed to the Lenders in substantially the form of Exhibit E hereto.

               (vi) Notes payable to the order of each of the Lenders.

               (vii) Written money transfer instructions, in substantially the form of Exhibit D hereto, addressed to the Agent and signed by a Responsible Officer or an officer, employee or agent of the Borrower designated by a Responsible Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

               (viii) A duly completed compliance certificate in substantially the form of Exhibit B hereto, signed by the Borrower's chief financial officer.

               (ix) Copies of this Agreement duly executed by the Credit
     Parties.

               (x) Evidence of repayment of amounts owing and termination of Commitments, under the Agreement dated as of December 22, 1993, as amended and modified among the Borrower, the Lenders identified thereon, The First National Bank of Chicago, as
     Agent, and The Boatmen's National Bank of St. Louis and
     Citibank, N.A., as Co-Agents.

               (xi) A Borrowing Base certificate substantially in the form of Exhibit H.

               (xii) Such other documents as any Lender or its counsel may have reasonably requested.

  4.2. Each Extension of Credit.

          The Lenders shall not be required to make any Extension of Credit (other than a Revolving Loan that, after giving effect thereto and the application of the proceeds thereof, does not increase the aggregate amount of outstanding Revolving Loans), including the initial Extension of Credit hereunder, unless on the applicable Borrowing Date:

                    (i)  There exists no Default or Unmatured Default.

                    (ii) The representations and warranties contained in
          Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

                    (iii) All legal matters incident to the making of such Extension of Credit shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Extension of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and
     (ii) have been satisfied.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to the Lenders as of the date of this Agreement and as of each Borrowing Date pursuant to Section 4.2 (ii) that:

  5.1. Corporate Existence and Standing.

  Each of the Borrower and its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has the corporate or other necessary power and authority to conduct its business in each jurisdiction in which its business is conducted and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

  5.2. Authorization and Validity.

  Each of the Credit Parties has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by each of the Credit Parties of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of the Credit Parties enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

  5.3. No Conflict; Government Consent.

  Neither the execution and delivery by the Credit Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any Requirement of Law or any Contractual Obligation binding on any of the Credit Parties or on any Credit Party's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which any Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of any Credit Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

  5.4. Financial Condition.

  Each of the financial statements described below (copies of which have heretofore been provided to the Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

          (i) an audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated as of February 3 1996, together with related statements income and cash flows certified by Ernst & Young, LLP, certified public accountants; and

          (ii) a company-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated as of November 2, 1996, together with related consolidated statements of income and cash flows.

     5.5. Material Adverse Change.

     Since the date of the audited consolidated balance sheet referenced in Section 5.4(i), there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which has a substantial likelihood of having a Material Adverse Effect.

     5.6. Taxes.

     The Borrower and its Subsidiaries have filed or caused to be filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which, in the aggregate, adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended January 30, 1993. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations.

     There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which (a) relate to the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if adversely determined, would have a substantial likelihood of having a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries.

     Schedule 5.8 hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA.

     Except as would not reasonably be expected to have a Material
Adverse Effect:

          (a) Except as provided in Schedule 5.09-1, during the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower and its Subsidiaries, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and
     (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

          (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

          (c) Except as provided in Schedule 5.09-1, neither the Borrower or any of its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower and its Subsidiaries, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower or any of its Subsidiaries nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any of the Borrower or its Subsidiaries or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower and its Subsidiaries, reasonably expected to be in reorganization, insolvent, or terminated.

          (d) To the best of the Borrower's or its Subsidiaries' knowledge, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any of the Borrower or its Subsidiaries or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any of the Borrower or its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

          (e) Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has any unrecorded material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

  5.l0.     Accuracy of Information.

  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

  5.11.     Governmental Regulations.

               (a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U, or for the purpose of purchasing or carrying or trading in any securities in violation of federal or state statute or regulation. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.
     No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation G, T, U or X.

               (b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company
     Act of 1935, the Federal Power Act or the Investment Company
     Act of 1940, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               (c) Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

               (d) Neither of the Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

               (e) Each of the Borrower and its Subsidiaries is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

  5.12.     Material Agreements.

  Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which has a substantial likelihood of having a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any Contractual Obligation contained in (i) any agreement to which it is a party, which default has a substantial likelihood of having a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would have a substantial likelihood of having a Material Adverse Effect.

  5.13.     Compliance With Laws.

  The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action has a substantial likelihood of having a Material Adverse Effect.

  5.14.     Ownership of Properties.

  Except as set forth on Schedule 5.14 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title to, or a valid leasehold interest in, free of all Liens other than those permitted by Section 6.15, all of the Property and assets reflected in the financial statements referred to in Section 5.4 as owned by it or leased by it, as applicable.

  5.15.     Intellectual Property.

     Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.15, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any such claim, and the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.


                           ARTICLE VI

                           COVENANTS


During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

  6.1. Financial Reporting.

                    The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (i) Audited Financial Statements. As soon as available, but in any event within 95 days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders' equity and cash flows for the year, audited by Ernst & Young, LLP, or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

          (ii) Company-Prepared Financial Statements. As soon as available, but in any event

          (a)   within 50 days after the end of each of
          the first three fiscal quarters, a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income for such quarterly period and for the fiscal year to date and cash flows for the fiscal year to date; and

               (b) within 60 days after the end of the fourth fiscal quarter, a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders' equity and cash flows for such quarterly period and for the fiscal year to date;

          in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (i) and (ii) above, in accordance with GAAP applied consistently throughout the periods reflected therein) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

  6.2  Certificates; Other Information.

  Furnish, or cause to be furnished, to the Agent for distribution to the Lenders:

                    (i)  Accountant's Certificate and Reports.
          Concurrently with the delivery of the financial statements referred to in subsection 6.1(i) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Unmatured Default, except as specified in such certificate.

                    (ii) Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(i) and 6.1(ii) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge and belief, (a) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (b) during such period the Borrower and its Subsidiaries have observed or performed in all material respects the covenants and other agreements hereunder and under the other Loan Documents relating to them, and satisfied in all material respects the conditions, contained in this Agreement to be observed, performed or satisfied by them, (c) such Responsible Officer has obtained no knowledge of any Default or Unmatured Default except as specified in such certificate and (d) such certificate shall include the calculations required to indicate compliance with the financial covenants in Sections 6.17, 6.18, 6.19 and 6.20. A form of Officer's Certificate is attached as Exhibit B.

                    (iii) Accountants' Reports. Promptly upon receipt, a copy of any final (as distinguished from a preliminary or discussion draft) "management letter" or other similar report submitted by independent accountants or financial consultants to the Borrower and its Subsidiaries in connection with any annual, interim or special audit.

               (iv) Borrowing Base Certificates. As soon as available, and in any event within 50 days of the end of each quarterly accounting period, a statement of the Borrowing Base and its components as of the end of the immediately preceding quarterly accounting period.

                    (v)  Public Information.  Within thirty days
          after the same are sent, copies of all reports (other than those otherwise provided pursuant to subsection 6.1) and other financial information which the Borrower or any of its Subsidiaries sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Borrower or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority.

                    (vi) Other Information.  Promptly, such
          additional financial and other information as the Agent, at the request of any Lender, may from time to time reasonably request.

  6.3  Notices.

  Give notice to the Agent (which shall promptly transmit such notice to each Lender) of:

                    (i) Defaults. Immediately (and in any event within two (2) Business Days) after any of the Borrower or its Subsidiaries knows or has reason to know thereof, the occurrence of any Default or Unmatured Default.

                    (ii) Contractual Obligations. Promptly, the initiation of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

                    (iii)     Legal Proceedings.  Promptly, any
          litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to the Borrower or any of its Subsidiaries, or any material development in respect thereof, affecting the Borrower or its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                    (iv) ERISA.  Promptly, after any Responsible
          Officer of the Borrower knows or has reason to know of (a) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (b) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (c) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or any ERISA Affiliate are required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect; or (d) any change in the funding status of any Plan that reasonably could be expected to have a Material Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower and its Subsidiaries with respect thereto. Promptly upon request, the Borrower and its Subsidiaries shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                    (v) Other. Promptly, any other development or event which a Responsible Officer determines could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower and its Subsidiaries propose to take with respect thereto.

  6.4. Use of Proceeds.

  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Extensions of Credit for working capital borrowings, the issuance of standby and documentary letters of credit and general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

  6.5. Conduct of Business.

  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (including the establishment of any foreign Subsidiaries for the purpose of providing financing to the Borrower and its Subsidiaries) and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all rights, privileges, licenses, and franchises necessary or desireable and all other requisite authority to conduct its business in each jurisdiction in which its business is conducted.

  6.6. Taxes.

  The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges, levies and other obligations upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which, in the aggregate, adequate reserves have been set aside.

6.7.   Insurance.

  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request all information reasonably requested as to the insurance carried.

  6.8. Compliance with Laws.

  The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

  6.9. Maintenance of Properties.

  The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep in all material respects its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times provided, however, that nothing in this Section 6.9 shall prohibit the Borrower or any Subsidiary from disposing of Properties which the Borrower reasonably determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries.

  6.10.     Inspection.

  The Borrower will, and will cause each Subsidiary to, upon reasonable advance notice to the Borrower, permit the Lenders, by their respective representatives and agents and at their respective expense unless a Default has occurred and is continuing, to inspect, in a commercially reasonable manner, any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and reasonable intervals as the Lenders may designate.

          6.11.     Indebtedness.

     The Borrower will not, nor will it permit any of its Subsidiaries to create, incur or suffer to exist any Indebtedness, except:

               (i) Indebtedness arising or existing under this Agreement and the other Loan Documents;

               (ii) Indebtedness set forth in Schedule 6.11, and renewals, refinancings and extensions thereof (and which in the case of those 7.36% Senior Notes of the Borrower due October 15, 2003 shall not have a shorter maturity and shall be on terms and conditions consistent with those prevailing in the private placement market at such time);

               (iii) Capitalized Lease Obligations and Indebtedness incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

               (iv) Indebtedness and obligations owing under Rate Hedging Obligations relating to the Obligations hereunder and under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks;

               (v) unsecured intercompany Indebtedness as permitted under Section 6.14;

               (vi)  other unsecured Funded Debt of

                   (A) the Borrower to the extent that
               upon the incurrence thereof no Default or Unmatured Default shall exist immediately prior to or after giving effect thereto on a Pro Forma Basis; and

                    (B) Subsidiaries of the Borrower
               which in the aggregate does not exceed (I)
               $5,000,000 with respect to that credit facility extended by The First National Bank of Chicago in favor of Brown Group Dublin Limited, as amended, modified, supplemented, extended and replaced, and
               (II) $5,000,000, in all other cases;

               (vii) commercial letters of credit outside of this Agreement supporting the importation of goods in the ordinary course of business not to exceed in the aggregate at any time outstanding $30,000,000 until September 15, 1997 and
     $10,000,000 thereafter; and

               (viii) Guaranty Obligations of Indebtedness permitted under this Section 6.11(i) through 6.11(vii).

  6.12.     Merger.

  The Borrower and any Subsidiary may merge into or consolidate with any of themselves or any other Person, may dissolve or liquidate into any of themselves or any other Person, or may sell or transfer any of their assets to any of themselves or any other Person, provided that
(A) if the Borrower is a party to a merger or consolidation it shall be the surviving corporation, (B) if a Credit Party other than the Borrower is a party to a merger or consolidation it shall be the surviving corporation and if a Domestic Credit Party is a party to such a merger or consolidation it shall be the surviving corporation,
(C) if the Borrower is a party to a dissolution or liquidation, it shall receive the assets of the same and may not itself dissolve or liquidate, (D) if a Credit Party other than the Borrower is a party to a dissolution or liquidation it shall receive the assets of the same, (E) no sale or transfer of any assets of any Credit Party shall be made to any Person other than to another Credit Party except as and to the extent allowed under Section 6.14 below or as may be allowed elsewhere in this Credit Agreement or except upon good consideration received, and (F) immediately after the completion of any merger, consolidation, dissolution, liquidation or sale or transfer of any assets as described above in this Section 6.12, no Default or Unmatured Default shall have occurred and be continuing on a Pro Forma Basis.

  6.13.     Sale of Assets.

  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

               (i) Sales of inventory in the ordinary course of business.

               (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this Section 6.13(ii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial
     Portion of the Property of the Borrower and its Subsidiaries.

  6.14.     Investments and Acquisitions.

  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except:

               (i) Short-term obligations of, or fully guaranteed by, the United States of America.

               (ii) Commercial paper rated A-l or better by Standard and Poor's Corporation or P-l or better by Moody's Investors
     Service, Inc.

               (iii) Demand deposit accounts maintained in the ordinary course of business.

               (iv) Certificates of deposit issued by and time deposits
     (a) with Shanghai Commercial Bank in an aggregate amount not exceeding $10,000,000 and (b) with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

               (v) Investments in Domestic Credit Parties (including the creation of Subsidiaries).

               (vi) Investments in existence on the date hereof and described in Schedule 6.14 hereto.

               (vii) Acquisitions of entities engaged in, or supporting, substantially the same lines of business as the Borrower and its Subsidiaries provided (a) if such acquisition is of the capital stock or equity interests of a Person, such Person shall (after giving effect to such acquisition of capital stock or equity interests) be a Subsidiary of the purchaser, (b) the Board of Directors of the company which is the subject of the Acquisition shall have approved the Acquisition, and (c) no Default or Unmatured Default would exist after giving effect to such Acquisition on a Pro Forma Basis.

               (viii) Loans, advances or accounts receivable on non-customary terms to independent retailers of the products of the Borrower or any Subsidiary not in excess of $15,000,000 in principal amount at any one time outstanding with no more than an aggregate amount of $5,000,000 in principal amount at any one time outstanding with any one retailer.

               (ix) promissory notes or deferred payment obligations received in connection with permitted asset sales.

               (x) securities received in connection with the reorganization of a debtor, and/or any of its subsidiaries.

               (xi) Investments by Foreign Subsidiaries in Foreign or Domestic Subsidiaries (including the creation of Subsidiaries).

               (xii) Investments in Persons (including the creation of Subsidiaries) which are not otherwise permitted by the terms of this Section 6.14 provided (a) the aggregate outstanding amount of all such Investments shall not at any time exceed an amount equal to $30,000,000 minus the aggregate amount of the then outstanding Investments in unconsolidated Subsidiaries, and (b) the aggregate amount of all such Investments which are in different lines of business than those conducted by the Borrower and its Subsidiaries on the date of this Agreement shall not any time exceed $10,000,000.

  6.15.     Liens.

  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

               (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

               (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

               (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

               (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

               (v) Liens granted in connection with sales, with recourse or with limited recourse, of notes receivable or accounts receivable permitted under Section 6.13.

               (vi) Liens on goods shipped under commercial letters of credit.

               (vii) other statutory Liens or Liens created by operation of law incidental to the conduct of its business or the ownership of its property and assets which are not incurred in connection with the borrowing of money or the obtaining of advances or credit or guaranteeing the obligations of a Person (including landlord liens) and contractual landlord liens in jurisdictions that do not provide for statutory landlord liens, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.

               (viii) Other Liens securing Indebtedness of the Borrower or any Subsidiary provided that the sum of (a) all Indebtedness permitted under Section 6.11(iii) plus (b) all Indebtedness of the Borrower secured by such Liens shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth.

  6.16.     Affiliates.

  The Borrower will not, and will not permit any Credit Parties to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Credit Party's business and upon fair and reasonable terms no less favorable to the Borrower or such Credit Party than the Borrower or such Credit Party would obtain in a comparable arms-length transaction.

  6.17.     Consolidated Leverage Ratio.

  The Borrower will maintain at all times a Consolidated Leverage
Ratio of not more than:

          From the Closing Date
            to April 30, 1999                     .55 to 1.0

          May 1, 1999 and
            thereafter                            .50 to 1.0

  6.18.     Capital Expenditures.

  Capital Expenditures (inclusive of acquisitions otherwise permitted under the terms of this Agreement) for the Borrower and its Subsidiaries as a group during any fiscal year shall not exceed the sum of (i) $25,000,000 plus (ii) the unused portion of permitted
Capital Expenditures for the immediately preceding fiscal year
(excluding amounts carried-over from prior years).

  6.19.     Consolidated Tangible Net Worth.

  The Borrower will maintain at all times and on any date of determination a Consolidated Tangible Net Worth of not less than the sum of (i) $177,000,000 plus (ii) an amount equal to 50% of the Consolidated Net Income (if positive), for each full fiscal quarter of the Borrower from and including the fiscal quarter beginning August 4, 1996 through and including the Borrower's fiscal quarter then most recently ended on or prior to such date of determination plus (iii)an amount equal to 100% of the Net Proceeds from any Equity Transaction occurring after the Closing Date.


  6.20.     Consolidated Fixed Charge Coverage.

  The Borrower will maintain, as at the end of each of its fiscal quarters ending during the periods set forth below, a Consolidated Fixed Charge Coverage Ratio, of not less than the ratio set forth below opposite each such period:

              Period                                      Ratio
              ------                                      -----

  Closing Date to August 2, 1997                          1.30:1.0
  August 3, 1997 through and including August 1, 1998     1.35:1.0
  August 2, 1998 through and including July 31, 1999      1.40:1.0
  August  1, 1999 and thereafter                          1.45:1.0

  6.21.     Investments and Loans.

  Neither the Borrower nor any of its Subsidiaries will lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person except as permitted pursuant to Section 6.14.

  6.22.     Fiscal Year.

  The Borrower will not change its fiscal year, nor will it permit any Subsidiary to change its financial reporting year.

  6.23.     Additional Credit Parties.

               (i) Domestic Subsidiaries. At any time any Person becomes a Domestic Subsidiary having assets in excess of $5,000,000, the Borrower will promptly notify the Agent thereof and cause such Domestic Subsidiary to become a Guarantor hereunder by (i) execution of a Joinder Agreement, and (ii) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Agent may reasonably request.

               (ii) Foreign Subsidiaries. At any time any Person becomes a Foreign Subsidiary having assets in excess of $5,000,000, the Borrower will promptly notify the Agent thereof and cause delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Agent may reasonably request.

  6.24.     Restricted Payments.

  The Borrower will not make or permit any Restricted Payment to occur, except that so long as no Default or Unmatured Default shall exist immediately prior to or after giving effect thereto, the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of

          (A)  $20,000,000 plus

          (B) an amount equal to fifty percent (50%) of cumulative Consolidated Net Income (but only to the extent positive) accrued quarterly from the beginning of the Borrower's first fiscal quarter beginning August 4, 1996 as reduced by the cumulative amount of Restricted Payments made since August 4, 1996.


                          ARTICLE VII

                            DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

  7.1. Representations.

  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

  7.2. Nonpayment.

  Nonpayment of principal of any Note within one Business Day after the same becomes due, or nonpayment of interest upon any Note within five days after the same becomes due or nonpayment of any facility fee or other obligations under the Loan Documents within two Business Days after demand therefor from the Agent or any Lender.

  7.3. Covenants.

  The breach by the Borrower of any of the terms or provisions of
Section 6.4, 6.11, 6.12, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20,
6.21 or 6.24.

  7.4. Other Covenants.

  The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

  7.5. Cross-Default.

  Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in an aggregate amount of $10,000,000 or more when due (taking into account any applicable grace periods or notice provisions); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness in an aggregate amount of $10,000,000 or more was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount of $10,000,000 or more shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

  7.6. Bankruptcy.

  The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

  7.7. Receivership.

  Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

  7.8. Condemnation.

  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

  7.9. Legal Proceedings.

  The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed or otherwise being appropriately contested in good faith.

  7.10.     Defined Benefit Pension Plans.

  Any Unfunded Liabilities in excess of $5,000,000 in the aggregate shall exist or any Reportable Event shall occur in connection with any Plan.

  7.11.     Multiemployer Plans.

  The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000.

  7.12.     Other Multiemployer Plans.

  The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

  7.13.     Environmental.

  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, has a substantial likelihood of having a Material Adverse Effect.

  7.14.     Change of Control.

  Any Change in Control shall occur.

  7.15.     Rate Hedging Obligations.

  Nonpayment by the Borrower of any Rate Hedging Obligation with net liability in excess of $100,000 or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation (taking into account any applicable grace periods and notice provisions).

  7.16 Guaranties.

  Except as to a Guarantor which is dissolved, released or merged out of existence as permitted by the terms of this Agreement, the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty.


                          ARTICLE VIII

         ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

  8.1. Acceleration.

  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

  If, within ten days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

  8.2. Amendments.

  Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

               (i) Extend the maturity of any Loan (or any other amount including Reimbursement Obligations owing hereunder) or Note of any Lender or forgive all or any portion of the principal amount thereof or any interest or fees payable, or reduce the rate
     (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the time of payment of interest or fees thereon.

               (ii) Reduce the percentage specified in the definition of Required Lenders.

               (iii) Extend the Termination Date, reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

               (iv) Amend this Section 8.2.

               (v) Release all or substantially all of the Guarantors from the Guaranty Obligations hereunder.

               (vi) Extend the expiration date of any Letter of Credit beyond two days prior to the Termination Date.



  No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Guarantors shall be effective without the written consent of the Guarantors. No amendment shall have the effect of imposing greater duties or obligations on the Issuing Lender without the written consent of the Issuing Lender. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

  8.3. Preservation of Rights.

  No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                           ARTICLE IX

                       GENERAL PROVISIONS

  9.1. Survival of Representations.

  All representations and warranties of the Credit Parties contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

  9.2. Governmental Regulation.

  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

  9.3. Taxes.

  Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

  9.4. Headings.

  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

  9.5. Entire Agreement.

  The Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agent and the Lenders and supersede all prior agreements and understandings among the Credit Parties, the Agent and the Lenders relating to the subject matter thereof.

  9.6. Several Obligations; Benefits of this Agreement.

  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

  9.7. Expenses; Indemnification.

  The Borrower shall reimburse the Agent for any reasonable costs and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys (not to include in-house counsel) for the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, amendment and modification of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, reasonable internal charges and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender and their respective directors, officers and employees (each an "Indemnified Person") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) (collectively, "Losses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except, in respect of any Indemnified Person, for Losses resulting from the gross negligence or willful misconduct of such Indemnified Person and except for investigations, litigation or other proceedings relating solely to claims between or among the Lenders and except for those matters described in Section 10.8 which relate solely to reimbursement and indemnity obligations of the Lenders and not to obligations of the Borrower or other Credit Parties under this
Section 9.7 or any other provision of the Credit Documents. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

  9.8. Numbers of Documents.

  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

  9.9. Accounting.

  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

  9.10.     Severability of Provisions.

  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

  9.11.     Nonliability of Lenders.

  The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

  9.12.     CHOICE OF LAW.

  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF
MISSOURI, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL
BANKS.

  9.13.     CONSENT TO JURISDICTION.

  EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR MISSOURI STATE COURT SITTING IN ST. LOUIS, MISSOURI IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
ANY JUDICIAL PROCEEDING BY ANY CREDIT PARTY AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ST. LOUIS, MISSOURI.

  9.14.     WAIVER OF JURY TRIAL.

  EACH CREDIT PARTY, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

  9.15.     Confidentiality.

  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.


                           ARTICLE X

                           THE AGENT

  10.1.     Appointment.

  The Boatmen's National Bank of St. Louis is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

  10.2.     Powers.

  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

  10.3.     General Immunity.

  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Credit Parties, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

  10.4.     No Responsibility for Loans, Recitals, etc.

  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder;
(ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and verification that such items appear on their face to conform to the requirements of this Agreement; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

  10.5.     Action on Instructions of Lenders.

  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

  10.6.     Employment of Agents and Counsel.

  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

  10.7.     Reliance on Documents; Counsel.

  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

  10.8.     Agent's Reimbursement and Indemnification.

  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

  10.9.     Rights as a Lender.

  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

  10.l0.    Lender Credit Decision.

  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

  10.11.    Successor Agent.

  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. Provided that no Default then exists and is continuing, the Borrower shall have the right to consent to such Successor Agent, such consent not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

  10.12.    Sharing Agreement.

  The holders of those 7.36% Senior Notes of the Borrower due October 15, 2003 (the "Noteholders") have required as a condition to their consent to the establishment of the credit facility hereunder that the Lenders agree to, and the Agent enter into on behalf of the Lenders, a Sharing Agreement substantially in the form attached as
Schedule 10.12 (the "Sharing Agreement") relating to amounts received under the Guaranties hereunder and the Set Off Rights (as defined in the Sharing Agreement). By execution hereof, each Lender hereby acknowledges, and agrees with each other Lender and with each Noteholder to be bound by, the terms of the Sharing Agreement and further authorizes and directs the Agent to enter into the Sharing Agreement on its behalf. By its execution hereof, each Noteholder agrees with each Lender to be bound by the terms of the Sharing Agreement. Notwithstanding anything to the contrary contained in this Agreement, the agreement of each Lender in this Section 10.12 (and any defined terms used in this Section) cannot be amended, modified or otherwise changed or waived without the express written consent of the Noteholders.


                           ARTICLE XI

                    SETOFF; RATABLE PAYMENTS

  11.1.     Setoff.

  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or any other Credit Party becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such other Credit Party may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

  11.2.     Ratable Payments.

  If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                          ARTICLE XII

       BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

  12.1.     Successors and Assigns.

  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Credit Parties and the Lenders and their respective successors and assigns, except that (i) no Credit Party shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

  12.2.     Participations.

  12.2.1    Permitted Participants; Effect.

  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Credit Parties and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

  12.2.2.   Voting Rights.

  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Obligation or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Obligation or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Obligation or Commitment, releases all or substantially all of the guarantors of any such Obligation or releases all or any substantial portion of collateral, if any, securing any such Loan.

  12.2.3.   Benefit of Setoff.

  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section
11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

  12.3.     Assignments.


  12.3.1.   Permitted Assignments.

  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.

  12.3.2.   Effect; Effective Date.

  Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C hereto (a "Notice of Assignment"), together with any consents required by
Section 12.3.1, and (ii) payment by the parties to such assignment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

  12.4.     Dissemination of Information.

  The Borrower and the other Credit Parties authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower, the other Credit Parties and their Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing and in advance of receipt of any such information to be bound by a confidentiality agreement in substantially the form of Exhibit F hereto.

  12.5.     Tax Treatment.

  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
Section 2.5.14.


                          ARTICLE XIII

                            NOTICES

  13.1.     Giving Notice.

  Except as otherwise permitted by Section 2.5.8 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

  13.2.     Change of Address.

  The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                          ARTICLE XIV

                          COUNTERPARTS

  14.1 Counterparts.

  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Credit Parties, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

                           ARTICLE XV

                            GUARANTY

  15.1.     The Guaranty.

  Each of the Guarantors hereby jointly and severally guarantees to each Lender, to each Affiliate of a Lender that enters into a Hedging Agreement and to the Agent as hereinafter provided the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

  Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code). This Guaranty is a guaranty of payment and not of collection.

  15.2.     Obligations Unconditional.

  The obligations of the Guarantors under Section 15.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this
Section 15.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.
Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Guaranteed Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Loan Documents or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

               (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

               (ii) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedging Agreement or any other agreement or instrument referred to in the Loan
     Documents or Hedging Agreements shall be done or omitted;

               (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Hedging
     Agreement or any other agreement or instrument referred to in the Loan Documents or Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

               (iv) any Lien granted to, or in favor of, the Agent or any Lender or Lenders or any Affiliate thereof, as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

               (v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person
     (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedging Agreement or any other agreement or instrument referred to in the Loan Documents or Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

  15.3.     Reinstatement.

  The obligations of the Guarantors under this Section 15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

  15.4.     Remedies.

  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.1) for purposes of Section 15.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 15.1.

  15.5.     Rights of Contribution.

  The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 15.5), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section
15.5 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 15, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 15 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 15.5, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 15.5 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

  15.6.     Continuing Guarantee.

  The guarantee in this Section 15 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

              [Remainder Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:                BROWN GROUP, INC.


                         By:_________________________
                         Harry E. Rich,
                         Executive Vice President and
                           Chief Financial Officer

                         8300 Maryland Avenue
                         P.O. Box 29
                         St. Louis, MO 63166
                         Telephone No.: (314) 854-4124
                         Telecopier No.: (314) 854-4098


GUARANTORS:              BROWN GROUP INTERNATIONAL, INC.
                         BROWN GROUP RETAIL, INC.
                         PAGODA TRADING COMPANY, INC.
                         SIDNEY RICH ASSOCIATES, INC.

                         By:____________________________
                         Harry E. Rich,
                         Vice President for each of the
                         foregoing

                         8300 Maryland Avenue
                         P.O. Box 29
                         St. Louis, MO 63166
                         Telephone No.: (314) 854-4124
                         Telecopier No.: (314) 854-4098

LENDERS:                THE BOATMEN'S NATIONAL BANK OF ST. LOUIS,
                         individually and as Agent

                          By:
                          Title:
                          NationsBank, N.A.
                          901 Main Street
                          TX1-49-213-05
                          Dallas, TX  75283
                          Attn:  Molly Oxford, Agency Services
                          Telephone No.: (214) 508-3255
                          Telecopier No.: (214) 508-2118

                          with a copy to:

                          One Boatmen's Plaza
                          800 Market Street, 12th Floor
                          St. Louis, MO  63166-0236
                          Attn:  Jim Hardin
                          Telephone No.: (314) 466-7818
                          Telecopier No.: (314) 466-7783

                          FIRST CHICAGO CAPITAL MARKETS, INC.

                          By:
                          Title:
                          First Chicago Capital Markets, Inc.
                          One First National Plaza
                          National Corporate Banking, Suite 0324
                          Chicago, IL  60670
                          Attn:  William J. Oleferchik
                          Telephone No.: (312) 732-2947
                          Telecopier No.: (312) 732-5296

                          THE FIRST NATIONAL BANK OF CHICAGO


                          By:
                          Title:
                          First Chicago Capital Markets, Inc.
                          One First National Plaza
                          National Corporate Banking, Suite 0324
                          Chicago, IL  60670
                          Attn:  Ms. Lynn R. Dillon
                          Telephone No.: (312) 732-7703
                          Telecopier No.: (312) 732-5296


                          SUNTRUST BANK, ATLANTA,

                          By:
                          Title:


                          By:
                          Title:
                               25 Park Place, 26th Floor
                               Mail Code 118
                               Atlanta, GA  30303
                               Attn:  Linda L. Dash
                               Telephone No.: (404) 658-4923
                               Telecopier No.: (404) 658-4905



                         MORGAN GUARANTY TRUST COMPANY

                         By:
                         Title:
                               60 Wall Street
                               New York, New York  10260-0060
                               Attn:  Stephen J. Hannan
                               Telephone No.: (212) 642-7679
                               Telecopier No.: (212) 648-5005

                         ROYAL BANK OF CANADA


                          By:
                          Title:
                                New York Branch
                                Financial Square, 23rd Floor
                                New York, New York  10005-3531
                                Attn:  Manager, Credit Administration
                                Telephone No.:  (212) 428-6311
                                Telecopier No.:  (212) 428-2372

                           with a copy to:
                               1 North Franklin Street
                               Suite 700
                               Chicago, IL  60606
                               Attn:  Karen T. Hull, Retail
                                        Group Manager
                               Telephone No.:  (312) 551-1617
                               Telecopier No.:  (312) 551-0805


                         THE YASUDA TRUST & BANKING LTD.


                         By:____________________________________
                         Title:___________________________________
                               Chicago Branch
                               181 West Madison
                               Chicago, IL  60602
                               Attn:  Joseph C. Meek
                               Telephone No.:  (312) 683-3830
                               Telecopier No.:  (312) 683-3899

                         THE FIRST NATIONAL BANK OF BOSTON


                          By:
                          Title:
                                Large Corporations
                                100 Federal Street
                                Mail Stop 01-0-05
                                Boston, MA  02110-1802
                                Attn:  Peter L. Griswold
                                Telephone No.:  (617) 434-8312
                                Telecopier No.:  (617) 434-0630


                         THE SAKURA BANK, LIMITED


                          By:
                          Title:
                                227 W. Monroe Street
                                Suite 4700
                                Chicago, IL  60606
                                Attn:  Jim Kershner
                                Telephone No.:  (312) 782-2144
                                Telecopier No.:  (312) 332-5345

NOTEHOLDERS:

The undersigned holders of the 7.36% Senior Notes of the Borrower due October 15, 2003 are executing this Agreement for the sole purpose of evidencing their Agreement set forth in the last sentence of Section 10.12 regarding the Sharing Agreement.

                               THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA

                               By:_________________________________
                                        Vice President

                               Address:

                               c/o Prudential Capital Group
                               2200 Ross Avenue
                               Suite 4200E
                               Dallas, Texas  75201
                               Attn:  _____________________
                               Telephone No.:  (214) 720-6200
                               Telecopier No.:  (214) 720-6299


                               PRUCO LIFE INSURANCE COMPANY


                               By:_________________________________
                                        Vice President

                               Address:

                               c/o Prudential Capital Group
                               2200 Ross Avenue
                               Suite 4200E
                               Dallas, Texas  75201
                               Attn:__________________________
                               Telephone No.:
                               Telecopier No.:

List of Schedules and Exhibits

Schedule 2.2.1           Schedule of Lenders and Commitments
Schedule 2.3.2-1         Existing Standby Letters of Credit
Schedule 2.3.2-2         Form of Notice of Request for Standby Letter of Credit
Schedule 5.8             Subsidiaries
Schedule 5.14            Ownership of Properties
Schedule 5.14            Intellectual Property
Schedule 6.11            Existing Funded Debt
Schedule 6.14            Investments

Exhibit A                Revolving Note
Exhibit B                Compliance Certificate
Exhibit C                Assignment Agreement
Exhibit D                Loan/Credit Related Money Transfer Instruction
Exhibit E                Form of Legal Opinion of Counsel to Brown Group, Inc.
Exhibit F                Form of Confidentiality Letter
Exhibit G                Form of Joinder Agreement

                                     Schedule 2.2.1
                           Schedule of Lenders and Commitments



                                    Revolving                Revolving
        Lender                  Committed Amount      Commitment Percentage
        ------                  ----------------      ---------------------

The Boatmen's National
   Bank of St. Louis               $41,250,000

The First National
   Bank of Chicago                 $41,250,000

The First National
   Bank of Boston                  $20,000,000

Royal Bank of Canada               $15,000,000

Morgan Guaranty Trust
   Company                         $10,000,000

The Sakura Bank, Ltd.              $10,000,000

SunTrust Bank, Atlanta             $10,000,000

The Yasuda Trust &
   Banking Ltd.                     $7,500,000
                                 -------------
TOTAL                            $155,0000,000

                        Schedule 2.3.2-1

               Existing Standby Letters of Credit

                        Schedule 2.3.2-2

     Form of Notice of Request for Standby Letter of Credit

                             [Date]

The Boatmen's National                  The Boatmen's National
  of St. Louis                             of St. Louis
  as Issuing Lender under                  as Agent under the
  the Agreement                            Agreement referred to
  referred to below                        below
901 Main Street                         901 Main Street
TX1-49-213-05                           TX1-49-213-05
Dallas, Texas  75283                    Dallas, Texas  75283

Attention:  Agency Services

          RE: Credit Agreement dated as of January 9, 1997 (as amended and modified, the "Agreement") among Brown Group, Inc., the Guarantors and Lenders identified therein, The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

Ladies and Gentlemen:

       Pursuant to subsection ______ of the Agreement dated as of January 9, 1997 among Brown Group, Inc., a New York corporation, the Guarantors identified therein, the Lenders and The Boatmen's National Bank of St. Louis, as Agent, the Borrower hereby requests that the following Letters of Credit be made on [date] as follows (the "Proposed Extension"):

  (1)  Account Party:

  (2)  For use by:

  (3)  Beneficiary:

  (4)  Face Amount of Letter of Credit:

  (5)  Date of Issuance

  Delivery of Letter of Credit should be made as follows:

          In accordance with the requirements of Section 4.2 of the Credit Agreement, the undersigned Borrower hereby certifies that:

          (a) The representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects as of the date of this request, and will be true and correct after giving effect to the requested Extension of Credit (except for those which expressly relate to an earlier date).

          (b) No Default or Unmatured Default exists, or will exist after giving effect to the requested Extension of Credit.

          (c) As to any Credit Party, no involuntary action has been commenced under applicable bankruptcy, insolvency or other similar law in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) as to any Credit Party or as to any substantial part of the property of any Credit Party or for the winding up or liquidation of its affairs, and remains undismissed, undischarged or unbonded.

          (d) No circumstances, events or conditions have occurred since the date of the audited financial statements referenced in Section 6.1 of the Credit Agreement which would have a Material Adverse Effect.

          (e) All conditions set forth in Section 2.3.1 as to the issuance of a Letter of Credit have been satisfied.


                                Very truly yours,

                                BROWN GROUP, INC.

                                By:_______________________________
                                Name:
                                Title:

                          Schedule 5.8

                          Subsidiaries

                        Schedule 5.09-1

          Multiple Employer Plan Withdrawal Liabilties

                         Schedule 5.14

                  Existing Liens on Properties

                         Schedule 5.15

                     Intellectual Property

                         Schedule 6.11

                      Existing Indebtedness

                         Schedule 6.14

                           Investments

                         Schedule 10.12

                        SHARING AGREEMENT


          This SHARING AGREEMENT, dated as of January 9, 1997 (this "Agreement"), is entered into by and between THE BOATMEN'S NATIONAL BANK OF ST. LOUIS ("Boatmen's"), as Agent (in such capacity, the "Bank Agent") for the institutions under the Bank Agreement referred to below and the other lenders that become parties to the Bank Agreement (herein sometimes called the "Banks"and individually a "Bank"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Prudential"), and PRUCO LIFE INSURANCE COMPANY, an Arizona corporation ("Pruco Life"; Pruco Life and Prudential being collectively referred to herein as the "Noteholders"; the Banks, the Bank Agent and the Noteholders being herein sometimes collectively called the "Lenders" and individually called a "Lender").

                      W I T N E S S E T H:

          WHEREAS, BROWN GROUP, INC., a New York corporation (the "Company"), and the Banks and the Bank Agent are entering into a Credit Agreement, to be dated as of January 9, 1997 (the Credit Agreement, as amended from time to time, are referred to as the "Bank Agreement"), pursuant to which, among other things, the Banks have agreed to make certain loans to the Company;

          WHEREAS, payment of certain obligations of the Company to the Banks and the Bank Agent arising under or in connection with the Bank Agreement from time to time may be guaranteed by one or more Subsidiaries (as defined in the Note Agreement referred to below) of the Company (herein sometimes collectively called the "Guarantors" and individually called a "Guarantor") pursuant to one or more guaranty agreements in favor of the Banks and the Bank Agent (collectively the "Bank Guaranties");

          WHEREAS, under applicable law and the terms of the Bank Agreement, the Banks are entitled to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other indebtedness at any time held or owing by a Bank to or for the credit or account of the Company, against and on account of liabilities of the Company under the Bank Agreement, pursuant to law and the terms of the Bank Agreement (collectively, the "Company Set-Off Rights");

          WHEREAS, under applicable law and the terms of the Bank Guaranties, the Banks may be entitled to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other indebtedness at any time held or owing by a Bank to or for the credit or account of the Guarantors, against and on account of liabilities of the Guarantors under the Bank Guaranties (collectively, the "Guarantor Set-Off Rights"; the Company Set-Off Rights and the Guarantor Set-Off Rights including any right to receive a lien on amounts previously subject to the Company Set-Off Rights or the Guarantor Set-Off Rights, and to recover such amounts, after the commencement of any action under a Bankruptcy Law (as defined in the Note Agreement) are collectively referred to herein as the "Set-Off Rights");

          WHEREAS, the Company is entering into a Note Agreement dated as of October 24, 1995 with Prudential and Pruco Life (the "Note Agreement") for the issuance by the Company and the purchase by Prudential and Pruco Life of the Company's 7.36% Senior Notes due October 15, 2003 (the "Senior Notes"); the Bank Agreement, the Note Agreement and the Senior Notes are collectively referred to herein as the "Company Loan Documents");

          WHEREAS, payment of the obligations of the Company to the Noteholders arising under or in connection with the Note Agreement and the Senior Notes from time to time may be guaranteed by the Guarantors pursuant to one or more guaranty agreements (as amended or modified and in effect from time to time, the "Noteholder Guaranties"; the Bank Guaranties and the Noteholder Guaranties being herein collectively called the "Subject Guaranties" and individually called a "Subject Guaranty"); and

          WHEREAS, the obligations of the Company under the Note
Agreement and the Senior Notes are intended to be pari passu with obligations of the Company under the Bank Agreement;

          WHEREAS, the Lenders have agreed, to enter into this Agreement so as to evidence the agreement between the Lenders with respect to certain payments that may be received by the Banks pursuant to Set-Off Rights and by the Lenders under or in connection with the Subject Guaranties;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Lenders hereby agree as follows:

          1. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of its Subject Guaranty or Subject Guaranties in excess of its Proportionate Share of payments then or thereafter obtained by all Lenders with respect to the Subject Guaranties, such Lender shall purchase from the other Lenders such participation(s) in the indebtedness of the Company held by such other Lenders pursuant to the Company Loan Documents as shall be necessary to cause such purchasing Lender to share such payment or other recovery ratably, based on Proportionate Shares, with such selling Lenders; provided, however, that if all or any portion of such payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded, and each selling Lender shall repay to the purchasing Lender the purchase price, to the ratable extent of such recovery in proportion to the amount received by such selling Lender, together with an amount equal to such selling Lender's ratable share (according to the proportion of (x) the amount of such selling Lender's required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered

             The term "Proportionate Share", as used herein, shall mean at any time for each Lender a fraction (a) the numerator of which is the aggregate amount of the payment obligations of the Company owed to such Lender at such time pursuant to the Company Loan Documents and (b) the denominator of which is the aggregate amount of the payment obligations of the Company owed to all Lenders at such time pursuant to the Company Loan Documents.

          2. If any Lender shall obtain any payment or other recovery pursuant to Set-Off Rights in excess of its Proportionate Share (as defined below) of payments then or thereafter obtained by all Lenders with respect to any Set-Off Rights, such Lender shall purchase from the other Lenders such participation(s) in the indebtedness of the Company held by such other Lenders pursuant to the Company Loan Documents as shall be necessary to cause such purchasing Lender to share such payment or other recovery ratably, based on Proportionate Shares, with such selling Lenders;
provided, however, that if all or any portion of such payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded, and each selling Lender shall repay to the purchasing Lender the purchase price, to the ratable extent of such recovery in proportion to the amount received by such selling Lender, together with an amount equal to such selling Lender's ratable share (according to the proportion of (x) the amount of such selling Lender's required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

          3. Each of the Company and each Guarantor, by signing a copy of this Agreement, agrees that each Lender so purchasing a participation from another Lender pursuant to Sections 1 or 2 hereof may, to the fullest extent permitted by law, exercise all its rights of payment (including rights of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company and such Guarantor in the amount of such participation. The Company agrees to cause each Subsidiary that issues a Subject Guaranty to execute a counterpart of the Consent to this Agreement.

          4. If under any applicable bankruptcy, insolvency or other similar law, any Lender possesses a secured claim, or receives a secured claim in lieu of a setoff to which Sections 1, 2 or 3 hereof applies, such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the other Lenders in accordance with Sections 1 and 2 hereof.

          5. This Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable agreement, and shall remain in full force and effect until all obligations of the Company and the Guarantors to the Lenders shall have been satisfied in full and all obligations of all Lenders to the other Lenders hereunder shall have been satisfied in full. Each Lender agrees that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the obligations of the Company or any of the Guarantors is rescinded or must otherwise be restored by any Lender, upon the insolvency, bankruptcy or reorganization of the Company or any of the Company and the Guarantors or otherwise, as though such payment had not been made.

          6. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Lenders, each of their respective successors, transferees and assigns and each person or entity that purchases a participation in the indebtedness of the Company or any Guarantor held by a Lender. Without limiting the generality of the foregoing sentence, any Lender may assign or otherwise transfer (in whole or in part) to any other person or entity the obligations of the Company or any of the Guarantors to such Lender under any of the Company Loan Documents, and such other person or entity shall thereupon become vested with all rights and benefits, and become subject to all the obligations, in respect thereof granted to or imposed upon such Lender under this Agreement.

          7. None of the provisions of this Agreement shall inure to the benefit of the Company, any of the Guarantors or, except as provided in Section 6 hereof, any other person other than the Lenders; consequently, the Company, the Guarantors and any and all other persons shall not be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the provisions of this Agreement or the failure of any Lender to comply with such provisions.

          8. No amendment to or waiver of any provision of this Agreement, nor consent to any departure by any Lender herefrom, shall in any event be effective unless the same shall be in writing and signed by the Noteholders and the Bank Agent for and on behalf of the Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          9. All notices and other communications provided to any Lender under this Agreement shall be in writing or by facsimile and addressed, delivered or transmitted to the Noteholders and to the Bank Agent for the Banks at respective addresses or facsimile numbers set forth below their signatures hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties hereto. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted if actually received, and the burden of proving receipt shall be on the transmitting Lender.

          10. No failure or delay on the part of any Lender in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          11. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THIS
AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY
PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

          13.This Agreement may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same
Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized officers.

                                   THE BOATMEN'S NATIONAL BANK
                                   OF ST. LOUIS, as Agent for the lenders
                                       under the Bank Agreement


                                  By:___________________________
                                        Title:

                                   Address:

                                   901 Main Street
                                   Mail Code TX1-49-213
                                   Dallas, Texas  75283
                                   office: (214) 508-3255
                                   fax: (214) 508-2118
                                   Attention:  Molly Oxford

                                   800 Market Street
                                   14th Floor, LBP3701
                                   St. Louis, MO  63101
                                   Office: (314) 466-7818
                                   fax: (314) 466-6340
                                   Attention: James Hardin

                                   THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA


                                   By:___________________________
                                        Vice President

                                   Address:

                                   c/o Prudential Capital Group
                                   2200 Ross Avenue
                                   Suite 4200E
                                   Dallas, Texas  75201
                                   office: (214) 720-6200
                                   fax: (214) 720-6299
                                   Attention:  Managing Director


                                   PRUCO LIFE INSURANCE COMPANY


                                   By:

                                         Vice President

                                   Address:

                                   c/o Prudential Capital Group
                                   2200 Ross Avenue
                                   Suite 4200E
                                   Dallas, Texas  75201
                                   Attention:  Managing Director

                     CONSENT AND AGREEMENT


          Each of the undersigned hereby consents to the provisions of the foregoing Agreement and the transactions contemplated thereby and specifically agrees to the provisions of
Section 3 of the Agreement (including the provisions regarding the right of setoff). Each of the undersigned agrees to notify each Lender promptly of any payment to, or setoff or obtaining of a secured claim by, the other Lenders contemplated by the foregoing Agreement.

          Dated:  _______________, 1997.

                                   BROWN GROUP, INC.



                                   By:__________________________
                                      Title:

                                   GUARANTORS

                                   BROWN GROUP INTERNATIONAL, INC.
                                   BROWN GROUP RETAIL, INC.
                                   PAGODA TRADING COMPANY, INC.
                                   SIDNEY RICH ASSOCIATES, INC.

                                   By: __________________________
                                          Title:

                               EXHIBIT A

                              REVOLVING NOTE

$______________________                               January 9, 1997

Brown Group, Inc., a New York corporation (the "Borrower"), promises to pay to the order of ___________ (the "Lender") the
lesser of the principal sum of                     Dollars or the
aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Agreement (as hereinafter defined), in lawful money of the United States in immediately available funds at the main office of The Boatmen's National Bank of St. Louis, as Agent or as otherwise directed by the Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay all Revolving Loans in full on the Termination Date applicable to such Lender.

The holder may endorse and attach a schedule to reflect borrowings by this Note and all payments and prepayments thereon;
provided, however, that any failure to so record such information shall not affect the Borrower's obligations under any Loan
Document.

     This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Agreement dated as of January 9, 1997 (as the same may be amended or modified and in effect from time to time, the "Agreement") among the Borrower, the guarantors named therein, the lenders named therein, including the Lender and The Boatmen's National Bank of St. Louis, as Agent, and First Chicago Capital Markets, Inc., as Syndication Agent, to which Agreement reference is hereby made for a statement of the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                BROWN GROUP, INC.


                                By:
                                Title:

                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                    TO
                     REVOLVING NOTE OF BROWN GROUP, INC.
                         Dated as of January 9, 1997



          Principal      Maturity
          Amount         of Interest    Principal        Unpaid
Date      of Loan        Period         Amount Paid      Balance
----      ---------      -----------    -----------      -------

                               EXHIBIT B

                          COMPLIANCE CERTIFICATE

To:  The Lenders parties to the
     Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Agreement dated as of January 9, 1997 (as amended, modified, renewed or extended and in effect from time to time, the "Agreement") among Brown Group, Inc. (the "Borrower"), the guarantors party thereto, the lenders party thereto, The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1. I am the duly elected ____________________ of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. During the accounting period most recently ended the Borrower and its Subsidiaries observed or performed in all material respects the covenants and other agreements under the Agreement and the other Loan Documents relating to them, and satisfied in all material respects the conditions contained in the Agreement to be observed, performed or satisfied by them;

     4. The examinations described in paragraphs 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

    5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraphs 3 and 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:






The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements
delivered with this Certificate in support hereof, are made and
delivered this      day of               , 19   .

                   SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of __________________, 19__ with the provisions of Sections 6.17, 6.18, 6.19 and 6.20 of the Agreement.

($000s)   Quarter Ended

SECTION 6.17 - CONSOLIDATED LEVERAGE RATIO

     CONSOLIDATED FUNDED DEBT

     Consolidated Net Worth
     Consolidated Funded Debt

     CONSOLIDATED CAPITALIZATION
     _________:________

SECTION 6.18 - CAPITAL EXPENDITURES

     CAPITAL EXPENDITURES     $___________

SECTION 6.19 - CONSOLIDATED TANGIBLE NET WORTH

     CONSOLIDATED TANGIBLE NET WORTH    $___________

SECTION 6.20 - CONSOLIDATED FIXED CHARGE COVERAGE RATIO

     Consolidated EBITDA
     Rent Expense

     CONSOLIDATED ADJUSTED EBITDAR

     Consolidated Interest Expense
     Rent Expense

     CONSOLIDATED FIXED CHARGES

     CONSOLIDATED ADJUSTED EBITDAR TO CONSOLIDATED FIXED CHARGES
     _________:________

                                  EXHIBIT C

                            ASSIGNMENT AGREEMENT

This Assignment Agreement (this "Assignment Agreement") between ____________________ (the "Assignor") and ________________
(the "Assignee") is dated as of _____________, 19__. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Agreement, dated as of January 9, 1997 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Agreement"), among Brown Group, Inc. (the "Borrower"), the guarantors party thereto certain lenders party thereto, The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent for such lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Commitment of the Assignee shall equal $_____________ and its percentage of the Aggregate Commitment shall equal __%.

     2.  ASSIGNMENT.  For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey to the Assignee all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date),
(ii) each Revolving Loan made by the Assignor outstanding on the Effective Date and (iii) the Agreement and the other Loan Documents. Pursuant to Section 12.3.2 of the Agreement, on and after the Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Loan Documents with respect to the Purchased Percentage of the Loan Documents, all determined as if the Assignee were a "Lender" under
the Agreement with    % of the Aggregate Commitment.  The Effective
Date shall be the later of ___________ or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto and any consents substantially in the form of Exhibit II attached hereto required to be delivered to the Agent by Section 12.3 of the Agreement have been delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Business Day prior to the proposed Effective Date.

     3.  ASSUMPTION.  For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Agreement which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Aggregate Commitment in accordance with the provisions set forth in the Agreement as if the Assignee were a
"Lender" under the Agreement with     %  of the Aggregate
Commitment. The Assignee agrees to be bound by all provisions relating to "Lenders" under and as defined in the Agreement, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification.

    4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the Purchased Percentage of the Assignor's Commitment and Loans. The Assignee shall advance funds directly to the Agent with respect to each Loan and reimbursement payments made on or after the Effective Date.
In consideration for the transfer of the assigned obligations hereunder, with respect to each Loan made by the Assignor outstanding on the Effective Date, the Assignee shall pay the Assignor on the Effective Date (or, if Assignee so elects with respect to each Loan bearing interest at a Fixed Rate, on the Payment Date, as hereinafter defined) an amount equal to the Purchased Percentage of any such Loan. If the Assignee elects to make such payment on the Effective Date, with respect to any Loan made by Assignor outstanding on the Effective Date which bears interest at a fixed rate (each an "Outstanding Eurodollar Loan"), Assignee shall be entitled to receive interest at a rate agreed upon by the Assignee and the Assignor (the "Outstanding Eurodollar Loan Interest Rate") for the remainder of the existing Interest Period. When Assignee receives interest on the Purchased Percentage of any Outstanding Eurodollar Loan, Assignee shall remit to Assignor the excess of (a) the interest received by Assignee on the Outstanding Eurodollar Loan over (b) the Outstanding Eurodollar Loan Interest Rate. In the event Assignee elects not to pay the Assignor the Purchased Percentage of any such Outstanding Eurodollar Loan on the Effective Date, the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of such Outstanding Eurodollar Loan (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Outstanding Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"). In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Outstanding Eurodollar Loan sold by the Assignor to the Assignee pursuant to the preceding sentence, the Assignee shall pay to the Assignor interest for such period on such Outstanding Eurodollar Loan at the applicable rate provided by the Agreement. In the event of a prepayment of any Outstanding Eurodollar Loan, Assignee shall remit to Assignor the excess of (a) the amount received by the Assignee as breakage costs over (b) the amount which would have been received by the Assignee as a prepayment penalty if the amount of prepayment penalty was based on Outstanding Eurodollar Loan Interest Rate. On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans and fees received from the Agent which relate to the Purchased Percentage of Loans made by the Assignor accrued for periods prior to the Effective Date or the Payment Date as applicable. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto. ***[This Section subject to modification by the Assignor and the Assignee]***

     5. FEES PAYABLE BY ASSIGNEE. On each day on which the Assignee receives a payment of interest or fees under the Agreement (other than a payment of interest or fees which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof, which shall be excluded in determining fees payable to the Assignor pursuant to this Section), the Assignee shall pay to the Assignor a fee. The amount of such fee shall be the difference between (i) the amount of such interest or fee, as applicable, received by the Assignee and (ii) the amount of the interest or fee, as applicable, which would have been received by the Assignee if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the facility fee was ___ of 1% less than the facility fee paid by the Borrower pursuant to Section 2.4.2, as applicable. In addition, the Assignee agrees to pay ___% of the fee required to be paid to the Agent pursuant to Section 12.3.2 of the Agreement. ***[This Section subject to modification by the Assignor and the Assignee]***

     6. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. The Assignee represents and warrants to the Assignor that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor, the Agent or any Lender. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Agreement or any other Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents, except for its or their own bad faith or willful misconduct.

     7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees, which attorney's may be employees of the Assignee) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

     8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3 of the Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained,
(ii) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and (iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

     9. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage of the Aggregate Commitment assigned to the Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Aggregate Commitment.

     10. ENTIRE AGREEMENT. This Assignment Agreement ****[and the attached consent]**** embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Missouri.

     12.  NOTICES.  Notices shall be given under this Assignment
Agreement in the manner set forth in the Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly Responsible Officers as of the date first above written.

                                [NAME OF ASSIGNOR]

                                By:
                                Title:



                                [NAME OF ASSIGNEE]
                                By:
                                Title:

                     EXHIBIT I to EXHIBIT C
                      NOTICE OF ASSIGNMENT


To:       Brown Group, Inc.*




          THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, as Agent



From:     [NAME OF ASSIGNOR]

                [NAME OF ASSIGNEE]


                      __________, 19__

        1. We refer to that Agreement dated as of January 9, 1997 (which, as it may be amended, modified, renewed or extended and in effect from time to time, is herein called the "Agreement") among Brown Group, Inc. (the "Borrower"), the guarantors party thereto (the "Guarantors") certain lenders party thereto (each a "Lender"), including ___________________________ (the "Assignor"),
The Boatmen's National Bank of St. Louis, as agent for the Lenders (as such, the "Agent") and First Chicago Capital Markets, Inc., as Syndication Agent. Capitalized terms used herein and in any consent delivered in connection herewith and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Agreement.

        2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Borrower and]**** the Agent pursuant to
Section 12.3.2 of the Agreement.

        3.   The Assignor and ___________________ (the
"Assignee") have entered into an Assignment Agreement, dated as of ______________, 19__, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Agreement such that Assignee's percentage of the Aggregate Commitment shall equal _____%, effective as of the "Effective Date" (as hereinafter defined). The "Effective Date" shall be the later of ________ or two Business


*To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Agreement.

Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections
12.3.1 and 12.3.2 of the Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

        4.   As of this date, the percentage of the Assignor in
the Aggregate Commitment and Revolving Loans is ____%. As of the Effective Date, the percentage of the Assignor in the Aggregate
Commitment and Revolving Loans will be     % (as such percentage
may be reduced or increased by assignments which become effective prior to the assignment to the Assignee becoming effective) and the percentage of the Assignee in the Aggregate Commitment and Revolving Loans will be ____%.

        5. The Assignor and the Assignee hereby give to the ****[Borrower and the]**** Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before _______, 19__ to determine if the assignment to the Assignee will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the assignment to the Assignee does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed
to by the Assignor and the Assignee.   At the request of the Agent,
the Assignor will give the Agent written confirmation of the occurrence of the Effective Date.

        6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Agreement which it has hereby assumed and (ii) to be bound by the terms and conditions of the Agreement as if it were a "Lender".

        7. The Assignor and the Assignee request and agree that any payments to be made by the Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

        8. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section 12.3.2 of the Agreement.

        9. The Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver [new Notes or, as appropriate,] replacement Notes, to the Assignor and the Assignee in accordance with Section 12.3.2 of the Agreement. The Assignor [and the Assignee] agree[s] to deliver to the Agent the original Notes received from it by the Borrower upon its receipt of new Notes in the amounts set forth above.

        10. The Assignee advises the Agent that the address listed below is its address for notices under the Agreement:

                        ___________________

                        ___________________

                        ___________________

[NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]

By:                                     By:


Title:                                  Title:

                           EXHIBIT II to EXHIBIT C

                             CONSENT AND RELEASE

TO:     [NAME OF ASSIGNOR]           [NAME OF ASSIGNEE]



                                    ________________, 19__

        1. We acknowledge receipt from ____________________ (the "Assignor") and _______________________ (the "Assignee") of the
Notice of Assignment, dated as of ______________, 19__ (the "Notice"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Notice.

        ****[2. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Borrower hereby (i) irrevocably consents, as required by
Section 12.3.1 of the Agreement, to the assignment and delegation referred to in the Notice and (ii) as of the Effective Date, irrevocably reduces the percentage of the Assignor in the Aggregate Commitment by the percentage of the Aggregate Commitment assigned to the Assignee and releases the Assignor from all of its obligations to the Borrower under the Loan Documents to the extent that such obligations have been assumed by the Assignee.]****

        3. The Agent is hereby requested to prepare for issuance by the Borrower new Notes as requested by the Assignor and the Assignee in the Notice.

        ****[4. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Agent hereby (i) irrevocably consents, as required by Section
12.3.1 of the Agreement, to the assignment and delegation referred to in the Notice, (ii) as of the Effective Date, irrevocably releases the Assignor from its obligations to the Agent under the Loan Documents to the extent that such obligations have been assumed by the Assignee, and (iii) agrees that, as of the Effective Date, the Agent shall consider the Assignee as a "Lender" for all purposes under the Loan Documents to the extent of the assignment and delegation referred to in the Notice.]****

THE BROWN GROUP, INC.           THE BOATMEN'S NATIONAL BANK OF ST. LOUIS,
                                        as Agent

By:                              By:
Title:                           Title:

****Paragraphs 2 and 4 are to be included only if the consent of the Borrower and/or the Agent is required pursuant to Section
12.3.1 of the Agreement.

                                 EXHIBIT D
              LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

    To: The Boatmen's National Bank of St. Louis, as Agent (the "Agent") under the Agreement
           Described Below.

Re: Agreement dated as of January 9, 1997 (as the same may be amended or modified and in effect, the "Agreement") among Brown
Group, Inc. (the "Borrower"), the Guarantors named therein, the
Lenders named therein and the Agent.

        Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

        The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Loans or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Agreement or based on any telephonic notice made in accordance with Section
2.5.8 of the Agreement.

Facility Identification Number(s)

Customer/Account Name    Brown Group, Inc.

Transfer Funds To    The Boatmen's National Bank of St. Louis

                     [Routing No. 0810-0003-2]

For Account No.         100101058829

Reference/Attention To    Treasurer

Responsible Officer (Customer   Representative)  Date


_________________________       ________________________
       (Please Print)                  Signature

Bank Officer Name                  Date

_________________________       ________________________
      (Please Print)                   Signature

(Deliver Completed Form to Credit Support Staff For Immediate
Processing)

                           EXHIBIT E

     [Form of Legal Opinion of Counsel to Brown Group, Inc.

                        January 9, 1997

TO THE AGENT AND THE LENDERS
  PARTY TO THE CREDIT AGREEMENT

          RE: $155,000,000 Credit Agreement dated as of the date hereof (the "Credit Agreement") among Brown
               Group, Inc., a New York corporation, the Guarantors and Lenders identified therein, The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

  I have acted as general counsel to Brown Group, Inc., a New York corporation (the "Borrower"), and those subsidiaries and affiliates of the Borrower which are Guarantors under the Credit Agreement identified on Schedule A attached hereto (collectively with the Borrower, the "Credit Parties"), in connection with the execution and delivery by them of the Credit Agreement.

  This opinion is given in accordance with the requirements of
Section 4.1(v) of the Credit Agreement.

  I have participated in the preparation of the Credit Agreement and the other Loan Documents, and have examined copies of the foregoing documents executed by the Credit Parties. I have also examined such certificates, documents and records, and have made such examination of law, as we have deemed necessary to enable us to render the opinions expressed below. In addition, I have examined and relied as to matters of fact upon representations and warranties contained in the Loan Documents and in certificates, copies of which have been furnished to you, in connection with the Loan Documents.

  For purposes of paragraph 4 below, I have assumed that the Loan
Documents are the legal, valid and binding obligations of the parties hereto other than the Credit Parties, enforceable against them in accordance with their respective terms.

    The opinions expressed below are limited to matters governed by the internal laws of the State of Missouri, the corporate laws of the respective states of incorporation of each Credit Party, and the federal laws of the United States of America.

    Whenever the phrase "to the best of my knowledge" is used herein, it refers to the actual knowledge of the attorneys of this organization involved in the representation of the Credit
Parties.

    Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

    1. Each of the Credit Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as identified on Schedule A attached hereto, and qualified to carry on their business in the manner as contemplated under the Loan Documents and as now conducted.

    2. Each of the Credit Parties has all requisite corporate power and authority, and the legal right, to make, execute, deliver and perform the Credit Agreement and the other Loan Documents to which it is a party and to borrow and accept extensions of credit or give a guaranty in respect thereof, as appropriate, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the other Loan Documents to which it is a party.

    3. Except as disclosed to the Lenders in writing, no consent or authorization of, filing with, notice to or other similar act by or in respect of, any federal court or Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party on or prior to the date hereof in connection with the execution, delivery or performance of the Loan Documents, except for such consents, approvals, authorizations or other actions as have been obtained or made.

    4. The Credit Agreement, and each of the other Loan Documents to which it is a party, have been duly executed and delivered by each Credit Party and constitute the legal, valid and binding obligations of each Credit Party, enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    5. The execution, delivery and performance by each Credit Party of the Credit Agreement and the other Loan Documents to which it is a party, the borrowings and guaranties thereunder and the use of the proceeds thereof will not violate or otherwise contravene the articles of incorporation or bylaws of any of the Credit Parties or any Requirement of Law, or to the best of our knowledge, any Contractual Obligation of any of the Credit Parties.

    6. To the best of our knowledge, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against any Credit Party or against any of its properties or revenues (i) with respect to the Loan Documents or any Extension of Credit or any of the transactions contemplated hereby, and (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

    The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of
Section 548 of the federal Bankruptcy Code or any comparable provision of state law, including the provisions relating to fraudulent conveyances. I call your attention to the fact that certain cases have held that an obligation of a corporation incurred to purchase such corporation's stock is subordinate to the claims of general creditors upon the bankruptcy or insolvency of the corporation. In addition, I express no opinion as to whether a subsidiary may guarantee, become a joint and several obligor or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by its parent or another subsidiary of its parent except to the extent such subsidiary may be determined to have benefitted from the incurrence of such indebtedness by its parent or such other subsidiary, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent or such other subsidiary are directly or indirectly made available to such subsidiary for its corporate purposes.

    This opinion is rendered solely for your benefit, and the benefit of your successors and assigns, in connection with the transactions described above. This opinion may not be used or relied upon by any other person without our prior written consent.

                                  Very truly yours,

                           Schedule A
                         to Legal Opinion

         Credit Party             Jurisdiction of Incorporation
         ------------             -----------------------------
Borrower
--------
Brown Group, Inc.                      New York

Guarantors
----------





                                 EXHIBIT F

                     [FORM OF CONFIDENTIALITY LETTER]

                                                ______________, 19___




Re:  Brown Group, Inc. (the "Borrower")

Dear                :

        You have asked to receive from us certain information with respect to the Borrower which is non-public, confidential or proprietary in nature (collectively, the "Information") in order to evaluate your possible participation in certain credit facilities extended or to be extended to the Borrower ("the Credit Facilities"). In consideration of our disclosure to you of the Information, as you agree as follows:

     1. Non-Disclosure. You will keep the information confidential and, without our prior written consent, you will not disclose any of the Information except:

        (a)    to your directors, employees, auditors or counsel
(collectively "representatives") to whom it is necessary to show the Information, each of which shall be informed by your of the confidential nature of the Information;

        (b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over you, or as may otherwise be required by law
(provided that you shall give us prior notice of the disclosure permitted by this clause (b) unless such notice is prohibited by the subpoena, order or law); and

        (c) upon the request or demand of any regulatory agency or authority having jurisdiction over you.

     2. Use of Information. You will use the Information only for the purposes of evaluating the proposed Credit Facilities and making any necessary credit judgments with respect thereto. You will not use the Information in a manner prohibited by any law, including without limitation, the securities laws of the United States.

     3. Return of Documents. You will, upon demand, return to us all documents or other written material received from us and all copies thereof made by you which contain the Information which have not been properly disposed of by you.

     4. Public Information. The restrictions contained herein shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; (b) becomes available to you on a non-confidential basis form a source other than us or one of our agents or (c) was known to you on a non-confidential basis prior to its disclosure to you by us or one of our agents.

     5. Disclaimer. It is understood and agreed that we are under no obligation to verify the accuracy of any of the Information and make no representation or warranty of any kind, and shall have no liability with respect to, the accuracy, completeness or sufficiency of the Information.

     6. General Provision. This agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements of all the parties relating to the subject matter hereof. Upon your execution of definitive loan documents, some or all of your confidentiality obligations with respect to the information may be superseded by the confidentiality provisions of the loan documents. This agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

     If you are in agreement with the foregoing, please acknowledge your acceptance of the terms and conditions contained herein by executing and returning a copy of this agreement as provided below to the attention of the undersigned by FAX (___) _____-_____ with the original to follow by mail.

                                Very truly yours,

                                __________________________
                                [Name of Prospective Seller
                                or Assignor]

                                By:___________________________

                                Its:__________________________

Accepted and agreed to:


[Name of Prospective
 Participant or Assignee]

By:  ______________________

Its: ______________________

Date:  ____________________

                           EXHIBIT G

                   Form of Joinder Agreement

   THIS JOINDER AGREEMENT (the "Joinder Agreement"), dated as of _____________, 19__, is by and between _______________________,
a____________________ (the "Applicant Guarantor"), and THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, in its capacity as Agent under that certain Credit Agreement dated as of January 9, 1997 (as amended and modified, the "Agreement") by and among BROWN GROUP, INC., the Guarantors and Lenders identified therein, The Boatmen's National Bank of St. Louis, as Agent and First Chicago Capital Markets, Inc., as Syndication Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

   The Applicant Guarantor has indicated its desire to become a Guarantor or is required by the terms of Section 6.23 of the Agreement to become a Guarantor under the Agreement.

   Accordingly, the Applicant Guarantor hereby agrees as follows with the Agent, for the benefit of the Lenders:

  1. The Applicant Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Applicant Guarantor will be deemed to be a party to the Agreement and a "Guarantor" for all purposes of the Agreement and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Agreement and the other Loan Documents. The Applicant Guarantor agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Documents, including without limitation (i) all of the affirmative and negative covenants set forth in Section 6 of the Agreement and (ii) all of the undertakings and waivers set forth in Section 15 of the Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Applicant
Guarantor hereby (A) jointly and severally together with the other Guarantors, guarantees to each Lender, the Agent and the Issuing Lender as provided in Section 15 of the Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. and (B) agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Applicant Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

  2. The Applicant Guarantor acknowledges and confirms that it has received a copy of the Agreement and the Schedules and Exhibits thereto. The information on the Schedules to the Agreement are amended to provide the information shown on the attached Schedule A.

  3. The Applicant Guarantor hereby waives acceptance by the Agent and the Lenders of the guaranty by the Applicant Guarantor under Section 15 of the Agreement upon the execution of this Joinder Agreement by the Applicant Guarantor.

  4. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

  5. This Joinder Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.

  IN WITNESS WHEREOF, the Applicant Guarantor has caused this Joinder Agreement to be duly executed by its Responsible Officers, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its Responsible Officer, as of the day and year first above written.

                                APPLICANT GUARANTOR


                                By:
                                Name:
                                Title:

                                Address for Notices:

                                Attn:  _______________________
                                Telephone:
                                Telecopy:

                                Acknowledged and accepted:

                                THE BOATMEN'S NATIONAL BANK OF
                                  ST. LOUIS, as Agent

                                By:
                                Name:
                                Title:

                                          Schedule A
                                              to
                                       Joinder Agreement

Schedule A to Security Agreement
--------------------------------

                       Address for     Chief Executive   Locations of    Record
Applicant Guarantor      Notices            Office        Collateral     Owner
-------------------    -----------     ---------------   ------------    ------